EXECUTION COPY

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED PORTIONS OF THIS DOCUMENT ARE MARKED BY [xxxx].

PURCHASE AND SALE CONTRACT

AMONG

ROYAL CREST ESTATES (MARLBORO), L.L.C.
AIMCO ROYAL CREST – NASHUA, L.L.C.

AIMCO WARWICK, L.L.C.

WATERFORD VILLAGE, L.L.C.

AIMCO WEXFORD VILLAGE, L.L.C.

AIMCO WEXFORD VILLAGE II, L.L.C.

AS SELLERS

AND

HGI ACQUISITONS, LLC,

AS PURCHASER

Page

Article I DEFINED TERMS	1
Article II PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT	8
2.1 Purchase and Sale	8
2.2 Purchase Price and Deposit	8
2.3 Escrow Provisions Regarding Deposit	9
Article III INSPECTIONS	11
3.1 Inspections	11
3.2 Expiration of Feasibility Period	11
3.3 Conduct of Inspections	11
3.4 Purchaser Indemnification	12
3.5 Property Materials	12
3.6 Property Contracts	13
Article IV TITLE	14
4.1 Title Documents	14
4.2 Survey	14
4.3 Objections	14
4.4 Subsequently Disclosed Exceptions	15
4.5 Permitted Exceptions	15
4.6 Loan Assumption	16
4.7 Housing Assistance Program Vouchers	18
Article V CLOSING	18
5.1 Closing Date	18
5.2 Seller Closing Deliveries	19
5.3 Purchaser Closing Deliveries	21
5.4 Closing Prorations and Adjustments	22
5.5 Post Closing Adjustments	25
Article VI REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER	26
6.1 Seller's Representations	26
6.2 AS-IS	30
6.3 Survival of Seller's Representations	31
6.4 Definition of Seller's Knowledge	33
6.5 Representations and Warranties of Purchaser	33
6.6 Definition of Purchaser’s Knowledge	35
Article VII OPERATION OF THE PROPERTIES	35

(continued)

7.1 Leases and Property Contracts	35
7.2 General Operation of Property	36
7.3 Liens	37
7.4 Tax Appeals	37
7.5 Insurance	38
7.6 Notices	38
7.7 Violations	38
7.8 Rent Ready Condition	39
7.9 Development Rights	39
7.10 Exclusivity	39
Article VIII CONDITIONS PRECEDENT TO CLOSING	39
8.1 Purchaser's Conditions to Closing	39
8.2 Sellers' Conditions to Closing	40
8.3 Estoppels	40
Article IX BROKERAGE	41
9.1 Indemnity	41
9.2 Brokers Commission	41
Article X DEFAULTS AND REMEDIES	41
10.1 Purchaser Default	41
10.2 Seller Default	42
Article XI CASUALTY	43
11.1 Major Damage	43
11.2 Repairs	44
Article XII EMINENT DOMAIN	44
12.1 Eminent Domain	44
Article XIII MISCELLANEOUS	45
13.1 Binding Effect of Contract	45
13.2 Exhibits and Schedules	45
13.3 Assignability	45
13.4 Captions	46
13.5 Number and Gender of Words	46
13.6 Notices	46
13.7 Governing Law and Venue	48
13.8 Entire Agreement	48
13.9 Amendments	48

(continued)

13.10 Severability		48
13.11 Multiple Counterparts		48
13.12 Construction		48
13.13 Confidentiality		48
13.14 Time of the Essence		50
13.15 Waiver		50
13.16 Attorneys' Fees		50
13.17 Time Zone/Time Periods		50
13.18 1031 Exchange		50
13.19 No Personal Liability of Officers, Trustees or Directors		51
13.20 ADA Disclosure		51
13.21 No Recording		51
13.22 Relationship of Parties		51
13.23	Intentionally Omitted	51
13.24 Intentionally Omitted		52
13.25 Survival		52
13.26 Multiple Purchasers		52
13.27 Sellers' Joint and Several Obligations		52
13.28 Obligation to Close on all Properties		52
13.29 WAIVER OF JURY TRIAL		52
13.30 Lead-Based Paint Disclosure		52
13.31 Statutory Disclosures for the Assumption Property (New Hampshire):		52

SCHEDULES

Schedule A Seller Information Schedule

Schedule 3.6(a) Terminated Contracts

Schedule 4.3 Objections

Schedule 6.1.4 Property Contracts

Schedule 6.1.5(a) Lease Defaults

Schedule 6.1.5(b) Rent Roll and Delinquent Rent Schedule

Schedule 6.1.14 Loan Balance and Reserves

EXHIBITS

(continued)

Exhibit A-1 through A-5 Legal Description of the Properties

Exhibit B-1 Deed for Properties in Massachusetts

Exhibit B-2 Deed for Property in New Hampshire

Exhibit B-3 Deed for Property in Rhode Island

Exhibit C Bill of Sale

Exhibit D General Assignment and Assumption

Exhibit E Assignment and Assumption of Leases and Security Deposits

Exhibit F Tenant Notice Letters

Exhibit G Lead-Based Paint Disclosure

Exhibit H Fundamental Assumption Riders

Exhibit I FIRPTA

Exhibit J Seller’s Representation Certificate

Exhibit K Purchaser’s Representation Certificate

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT is entered into as of the 5th day of August, 2025 (the “Effective Date”), by and among the selling parties identified on Schedule A (the “Seller Information Schedule”), each a Delaware limited liability company, having an address at 4582 South Ulster Street, Suite 1450, Denver, Colorado 80237 (individually a “Seller” and collectively “Sellers”), and HGI Acquisitions, LLC, a Virginia limited liability company, having an address at c/o Harbor Group International, 999 Waterside Drive, Suite 2300, Norfolk, Virginia 23510 (“Purchaser”).

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Sellers and Purchaser hereby agree as follows:

RECITALS

A. Each Seller owns the real estate commonly known as and identified by the “Community Name” listed on the Seller Information Schedule and as more particularly described in Exhibits A-1 to A-5 attached hereto and made a part hereof, and the improvements thereon.

B. Purchaser desires to purchase, and each Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

Article I
DEFINED TERMS

Unless otherwise expressly provided herein (or unless the context otherwise requires), each of the terms listed in this Article I shall have the following respective meanings:

1.1 “Access Agreement” shall have the meaning set forth in Section 3.3.

1.2 “ADA” shall have the meaning set forth in Section 13.20.

1.3 “AIMCO” means Apartment Investment and Management Company, a Maryland real estate investment trust.

1.4 “AIMCO Marks” means the name “AIMCO” and the phrase “Aimco - creating value”.

1.5 “Allocated Purchase Price” means the consideration to be paid by Purchaser to each Seller for the purchase of each applicable Property pursuant to Section 2.2, as the same may be adjusted in accordance with Section 2.2. The Allocated Purchase Price for each Property as of the Effective Date is set forth on the Seller Information Schedule.

1.6 “Allocation Adjustment” shall have the meaning set forth in Section 2.2.6.

1.7 “Applicable Share” has the meaning set forth on the Seller Information Schedule, as the same may be adjusted in accordance with Section 2.2.

1.8 “Assumed Deed of Trust” shall have the meaning set forth in Section 4.6.1.

1.9 “Assumed Encumbrances” shall have the meaning set forth in Section 4.6.1.

1.10 “Assumed Loan Documents” shall have the meaning set forth in Section 4.6.1.

1.11 “Assumption Property” means the Property known as Royal Crest Estates -Nashua, having an address at 1 Newcastle Drive, Nashua, New Hampshire and described on Exhibit A-4 attached hereto, for which the Loan and Assumed Loan Documents will be assumed by Purchaser at Closing.

1.12 “Assumption Property Closing Date” shall have the meaning set forth in Section 5.1.

1.13 “Broker(s)” shall have the meaning set forth in Section 9.1.

1.14 “Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in any of the States of Colorado, Massachusetts, New Hampshire, New York, Rhode Island or Virginia, or any major Jewish holiday, including Passover, Shavuot, Rosh Hashanah, Yom Kippur, Sukkot, Shemini Atzeret, and Simchat Torah.

1.15 “Cash Properties” means all Properties other than the Assumption Property.

1.16 “Code” means the Internal Revenue Code of 1986, as amended.

1.17 “Changed Facts and Circumstances” shall have the meaning set forth in Section 8.1.2.

1.18 “Closing” means (i) with respect to the Assumption Property, the consummation of the purchase and sale of the Assumption Property in accordance with the terms and conditions of this Contract; and (ii) with respect to all of the Properties other than the Assumption Property, the consummation of the purchase and sale of such Properties in accordance with the terms and conditions of this Contract.

1.19 “Closing Date” shall have the meaning set forth in to Section 5.1

1.20 “Consultants” shall have the meaning set forth in Section 3.1.

1.21 “Contract” shall mean this purchase and sale contract (inclusive of all exhibits and schedules), as the same may hereafter be amended, extended or assigned.

1.22 “Data Site” shall have the meaning set forth in Section 3.5.1.

1.23 “Deed” shall have the meaning set forth in Section 5.2.1.

1.24 “Delinquent Rent Schedule” shall have the meaning set forth in Section 6.1.5.

1.25 “Deposit” shall have the meaning set forth in Section 2.2.1.

1.26 “Effective Date” shall have the meaning set forth in the introductory paragraph.

1.27 “Environmental Laws” shall have the meaning set forth in Section 6.2.5.

1.28 “Escrow Agent” shall have the meaning set forth in Section 2.2.1.

1.29 “Excluded Permits” means, with respect to each Property, those Permits which, under applicable law, are nontransferable or non-assignable.

1.30 “Existing Survey” shall have the meaning set forth in Section 4.2.

1.31 “Extended Survival Period” shall have the meaning set forth in Section 6.3.

1.32 “FHA” shall have the meaning set forth in Section 13.20.

1.33 “Fixtures and Tangible Personal Property” means, with respect to each Property, all fixtures, furniture, furnishings, fittings, equipment, machinery, vehicles, apparatus, appliances and other articles of tangible personal property located on such Property or in or on the Improvements as of the Effective Date, to the extent used by the applicable Seller in connection with the ownership, occupation and/or operation of all or any part of such Property; provided, however, that the term “Fixtures and Tangible Personal Property” specifically excludes any of the foregoing to the extent the same are not owned by the applicable Seller (including, without limitation, if the same are leased by such Seller or are owned or leased by any Tenant or guest, employee or other person furnishing goods or services to such Property).

1.34 “Fundamental Assumption Riders” shall have the meaning set forth in Section 4.6.4.

1.35 “General Assignment” shall have the meaning set forth in Section 5.2.3.

1.36 “Good Funds” shall have the meaning set forth in Section 2.2.1.

1.37 “Housing Authority” shall have the meaning set forth in Section 4.7

1.38 “Improvements” means all buildings, parking areas and improvements located on the Land corresponding to each Property.

1.39 “Initial Closing Date” shall have the meaning set forth in Section 5.1.

1.40 “Inspections” shall have the meaning set forth in Section 3.1.

1.41 “Land” means, with respect to each Property, all of those certain tracts of land described on Exhibit A-1 through Exhibit A-5 and all rights, privileges and appurtenances pertaining thereto, as more particularly described in each Deed.

1.42 “Lease(s)” means, with respect to each Property, the interest of the applicable Seller in and to all leases, subleases, licenses and other occupancy contracts, whether or not of record, which provide for the use or occupancy of space or facilities on or relating to such Seller's Property and which are in force as of the Closing Date for the applicable Property.

1.43 “Leases Assignment” shall have the meaning set forth in Section 5.2.4.

1.44 “Lender” shall have the meaning set forth in Section 4.6.1.

1.45 “Lender Fees” shall have the meaning set forth in Section 4.6.6.

1.46 “Loan” shall have the meaning set forth in Section 4.6.1.

1.47 “Loan Assumption Application” shall have the meaning set forth in Section 4.6.4.

1.48 “Loan Assumption Application Submittal Deadline” shall have the meaning set forth in Section 4.6.4.

1.49 “Loan Assumption Approval” shall have the meaning set forth in Section 4.6.4.

1.50 “Loan Assumption and Release” shall have the meaning set forth in Section 4.6.2.

1.51 “Loan Assumption Approval Outside Date” shall have the meaning set forth in Section 4.6.2.

1.52 “Loan Balance” shall have the meaning set forth in Section 5.4.6.

1.53 “Losses” shall have the meaning set forth in Section 3.4.1.

1.54 “Major Damage” shall have the meaning set forth in Section Article XI.

1.55 “Marlborough Property” means the Property known as Royal Crest Estates (Marlboro), having an address at 19 Royal Crest Drive, Marlborough, MA 01752 and described on Exhibit A-6 attached hereto.

1.56 “Material Adverse Effect” shall have the meaning set forth in Section 6.3.3.

1.57 “Materials” shall have the meaning set forth in Section 3.5.1.

1.58 “Material Casualty” shall have the meaning set forth in Section Article XI.

1.59 “Miscellaneous Property Assets” means, with respect to each Property, all rights, title and interest of each Seller (if and to the extent transferrable or assignable) in and to any contracts, leases, concessions, guaranties and warranties (express or implied), plans, drawings, patents, trademarks, trade names, brand marks, brand names, trade dress or logos related solely to the Property and owned by such Seller, assignable telephone numbers, property level accounting records and financial reports for the past twelve (12) months for each Property, and specifications for its Improvements, any property-specific websites, domain names and uniform resource locators used in connection therewith, software dedicated to the management of any building systems (to the extent related solely to the Property and owned by such Seller), and reports and studies or other rights relating to the ownership, use or operation of its Improvements and other items of intangible personal property relating to the ownership or operation of the applicable Property, excluding, however, with respect to each Property (a)intentionally omitted, (b) Property Contracts, (c) Leases,

(d) Permits, (e) cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit, (f) intentionally omitted, (g) intentionally omitted, (h) insurance or other prepaid items, (i) such Seller's proprietary books and records, or (j) any right, title or interest in or to the AIMCO Marks. The term “Miscellaneous Property Assets” also shall include all of the applicable Seller's rights, if any, in and to the names Royal Crest Marlboro Apartments, Royal Crest Nashua Apartments, Royal Crest Warwick Apartments, Waterford Village Apartments and Wexford Village Apartments, and to any internet domain name (but not the content of any website maintained by such Seller or any of such Seller’s affiliates and/or any internet domain name to the extent it includes the AIMCO Marks), as they relate solely to use in connection with the applicable Property (and not with respect to any other property owned or managed by any Seller, Property Manager, AIMCO, or their respective affiliates).

1.60 “Monetary Liens” shall have the meaning set forth in Section 4.3.

1.61 “National Contracts” shall have the meaning set forth in Section 3.6.

1.62 “New Exception” shall have the meaning set forth in Section 4.4.

1.63 “New Exception Review Period” shall have the meaning set forth in Section 4.4.

1.64 “Note” shall have the meaning set forth in Section 4.6.1.

1.65 “Objections” shall have the meaning set forth in Section 4.3.

1.66 “Permits” means, with respect to each Property, all licenses, entitlements, authorizations, approvals, licenses and permits granted by any governmental authority having jurisdiction over such Property in connection with the ownership and operation of such Property, including, without limitation, with respect to land use, development, and zoning.

1.67 “Permitted Exceptions” shall have the meaning set forth in Section 4.5.

1.68 “Property” means (a) the Land and Improvements and all rights of the applicable Seller, if any, in and to all of the easements, rights, privileges, hereditaments and appurtenances belonging or in any way appertaining to such Land and Improvements, (b) the Property Contracts, Leases, Permits (other than Excluded Permits), and the right, if any, of the applicable Seller in and to the Fixtures and Tangible Personal Property related to such Land and Improvements, and (c) the Miscellaneous Property Assets.

1.69 “Property Contracts” means, with respect to each Property, all contracts, agreements, equipment leases, purchase orders, maintenance, service and similar contracts (together with all amendments, modifications and supplements thereto), excluding Leases, regardless of whether entered into by the applicable Seller, the applicable Property Manager, or an affiliate of either, which relate to the ownership, use, maintenance, construction or repair and/or operation of such Property or otherwise binding on such Property or Seller (other than Permitted Exceptions and loan documents with respect to financing to be satisfied and terminated at Closing).

1.70 “Property Manager” means the current property manager of each Property.

1.71 “Property Reps Survival Period” shall have the meaning set forth in Section 6.3.

1.72 “Proration Schedule” shall have the meaning set forth in Section 5.4.1.

1.73 “Purchaser Knowledge Party” shall have the meaning set forth in Section 6.6.

1.74 “Purchase Price” means the consideration to be paid by Purchaser to Sellers for the purchase of the Properties pursuant to Section 2.2. The Purchase Price for all Properties is set forth on the Seller Information Schedule.

1.75 “Purchaser” shall have the meaning set forth in the introductory paragraph.

1.76 “Rent Ready Condition” shall have the meaning set forth in Section 7.7.

1.77 “Rent Roll” shall have the meaning set forth in Section 6.1.5.

1.78 “Repairs” shall have the meaning set forth in Section Article XI.

1.79 “Required Loan Fund Amounts” shall have the meaning set forth in Section 4.6.7.

1.80 “Response Deadline” shall have the meaning set forth in Section 4.3.

1.81 “Response Notice” shall have the meaning set forth in Section 4.3.

1.82 “RUBS Administration” shall have the meaning set forth in Section 5.4.5.3.

1.83 “Seller(s)” shall have the meaning set forth in the introductory paragraph.

1.84 “Seller's Indemnified Parties” shall have the meaning set forth in Section 3.4.1.

1.85 “Seller Information Schedule” shall have the meaning set forth in the introductory paragraph.

1.86 “Seller Knowledge Party” shall have the meaning set forth in Section 6.4.

1.87 “Seller's Property-Related Files and Records” shall have the meaning set forth in Section 5.4.11.

1.88 “Seller’s Representation Certificate” shall have the meaning set forth in Section 5.2.10.

1.89 “Seller's Representations” shall have the meaning set forth in Section 6.1.

1.90 “Survey” shall have the meaning ascribed thereto in Section 4.2.

1.91 “Survival Period” shall have the meaning set forth in Section 6.3.

1.92 “Survival Provisions” shall have the meaning set forth in Section 13.25.

1.93 “Tax Protest” shall have the meaning set forth in Section 5.4.3.

1.94 “Tenant” means any person or entity entitled to occupy any portion of the applicable Property under a Lease.

1.95 “Tenant Deposits” means, with respect to a Property, all security deposits actually held by Seller with respect to a Lease, pet deposits, prepaid rentals, cleaning fees and other refundable deposits and fees collected from Tenants, plus any interest accrued thereon, paid by Tenants to the applicable Seller pursuant to its Leases. Tenant Deposits shall not include any non-refundable deposits or fees paid by Tenants to the applicable Seller, either pursuant to the Leases or otherwise.

1.96 “Tenant Security Deposit Balance” shall have the meaning set forth in Section 5.4.5.2.

1.97 “Tenant Utility Reimbursements” shall have the meaning set forth in Section 5.4.5.3.

1.98 “Terminated Contract” shall have the meaning set forth in Section 3.6.

1.99 “Third-Party Reports” means any reports, studies or other information prepared or compiled for Purchaser by any Consultant or other third-party in connection with Purchaser's investigation of a Property.

1.100 “Title Commitment” shall have the meaning set forth in Section 4.1.

1.101 “Title Documents” shall have the meaning set forth in Section 4.1.

1.102 “Title Insurer” shall have the meaning set forth in Section 4.1.

1.103 “Title Policy” shall have the meaning set forth in Section 4.1.

1.104 “Transaction Costs” shall have the meaning set forth in Section 10.2.

1.105 “Transaction Costs Cap” shall have the meaning set forth in Section 10.2.

1.106 “Uncollected Rents” shall have the meaning set forth in Section 5.4.5.1.

1.107 “Utility Contract” shall mean any agreement entered into by any of Sellers for the purchase of electricity, gas or other utility service for its respective Property or a group of properties (including such Property).

1.108 “Voluntary Matters” shall have the meaning set forth in Section 4.3.

1.109 “Wexford Property” means the Property known as Wexford Village, having an address at 29 Duncannon Avenue, Worcester, MA 01604 and described on Exhibit A-2 attached hereto.

Article II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1 Purchase and Sale. Each Seller agrees to sell and convey its applicable Property listed on the Seller Information Schedule to Purchaser and Purchaser agrees to purchase such Property from each Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2 Purchase Price and Deposit. The Purchase Price for the Properties and the Allocated Purchase Price for each Property is set forth in the Seller Information Schedule (the “Purchase Price”). The Allocated Purchase Price for each Property shall be payable by Purchaser as follows:

2.2.1 Within one (1) Business Day following the Effective Date, Purchaser shall deliver to Stewart Title Guaranty Company (“Escrow Agent”) a deposit of Twenty Million Dollars ($20,000,000) (together with all interest earned thereon, the “Deposit”) by wire transfer of immediately available funds (“Good Funds”). The Deposit shall be allocated among the Sellers according to each Seller’s Applicable Share in the event of a termination of this Contract prior to the Initial Closing Date (as the same may be extended pursuant to the terms hereof); provided that upon the Closing with respect to the Cash Properties, the entire Deposit shall remain in escrow with Escrow Agent and held pursuant to the terms of this Contract until the Closing of the Assumption Property (or earlier termination of this Contract).

2.2.2 Intentionally Omitted.

2.2.3 Intentionally Omitted.

2.2.4 Intentionally Omitted.

2.2.5 The balance of the Allocated Purchase Price for each Property (as adjusted for prorations, credits, and reimbursements as set forth in this Contract or as otherwise adjusted pursuant to Section 2.2.6) shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 4:00 p.m. (Eastern Day-Light time) on the applicable Closing Date.

2.2.6 The Allocated Purchase Prices for the Properties set forth on the Seller Information Schedule have been established by Purchaser, and Sellers have not, in any way, influenced such allocations among the Properties. Notwithstanding anything to the contrary contained herein, Purchaser shall have the unilateral right from time to time and no later than five (5) Business Days prior to the Closing Date, to adjust the Allocated Purchase Prices (an “Allocation Adjustment”), upon written notice to Seller, provided that (i) any Allocation Adjustment shall not result in a change to the total Purchase Price and (ii) with respect to (x) all Properties other than the Assumption Property, any Allocation Adjustment shall not result in more than a five percent (5%) increase or decrease to the Allocated Purchase Price of such Property, and (y) the Assumption Property, any Allocation Adjustment shall not result in more than a five percent (5%) decrease, or any increase, to the Allocated Purchase Price of such Property as set forth on the Seller Information Schedule. If there is an Allocation Adjustment as aforesaid, the Applicable Share for each Property shall be correspondingly adjusted to reflect a new percentage, which shall be calculated by dividing the new Allocated Purchase Price for such Property by the total Purchase Price. Notwithstanding the foregoing, the Allocated Purchase Price for the Assumption Property

shall also be subject to adjustment as expressly set forth in Sections 4.6, 5.4 and 5.5 of this Contract. The parties will promptly after written notice of such Allocation Adjustment amend the Seller Information Schedule to reflect the revised Allocated Purchase Price and new Applicable Share for each Property. Notwithstanding the foregoing, Purchaser shall not have the right to effect an Allocation Adjustment for any Property from and after the occurrence of a casualty and/or condemnation event occurring at such Property unless, in each case, Purchaser either (i) does not have the right to terminate this Contract with respect to such Property pursuant to Section 11.1 or 12.1, as applicable or (ii) if Purchaser does have the right to terminate this Contract with respect to such Property pursuant to Section 11.1 or 12.1, as applicable, then Purchaser waives such right in writing to Seller.

2.3 Escrow Provisions Regarding Deposit.

2.3.1 Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract. Escrow Agent shall invest the Deposit in an FDIC-insured, interest-bearing bank account or FDIC-insured money market fund, and all interest and income thereon shall become part of the Deposit for the account of the Purchaser. Escrow Agent shall not commingle the Deposit with any other funds.

2.3.2 Escrow Agent shall hold and apply the Deposit in strict accordance with the terms of this Contract. The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3 Except for the return of the Deposit to Purchaser as a result of Purchaser exercising its termination right under Section 3.2 below (in which event Escrow Agent shall promptly release the Deposit to Purchaser on demand), if prior to the Closing Date either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall promptly give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within 5 Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such 5-Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final non-appealable judgment. However, Escrow Agent shall have the right at any time to deposit the Deposit and interest thereon, if any, with a court of competent jurisdiction in New York, New York. Escrow Agent shall give written notice of such deposit to Seller and Purchaser. Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

2.3.4 The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of any of the parties and shall not be liable for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence. Sellers and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all actual costs, claims and expenses, including reasonable attorney's fees, incurred in connection with the performance of Escrow Agent's duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5 The parties shall deliver to Escrow Agent an executed copy of this Contract. Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent's agreement to comply with the provisions of this Section 2.3.

2.3.6 Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.

2.3.7 If the Deposit is being returned to Sellers due to a default by Purchaser of its obligations hereunder, such Deposit shall not be released to Seller unless Escrow Agent receives any one or combination of the following: (A) a letter from Seller REIT’s independent certified public accountants indicating the maximum amount of the Deposit that can be paid by Escrow Agent to Seller REIT without causing Seller REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code in such year determined as if the payment of such amount did not constitute income described in Section 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) or a subsequent letter from Seller REIT’s accountants revising that amount, in which case Escrow Agent shall release such amount to Sellers, or (B) a letter from Seller REIT’s counsel indicating that Seller REIT received a ruling from the IRS holding that the receipt by Sellers of the Deposit would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Seller REIT’s outside counsel has rendered a legal opinion to the effect that the receipt by Sellers of the Deposit would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case Escrow Agent shall release the remainder of the Deposit to Sellers. Purchaser and Escrow Agent agree to amend this clause (b)(ii) of this Section 2.3.7 at the reasonable request of Seller REIT to (A) maximize the portion of the Deposit that may be distributed to Sellers without causing Seller REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (B) improve Seller REIT’s chances of securing a favorable ruling described in this clause (b)(ii) of this Section 2.3.7 or (C) assist Seller REIT in obtaining a favorable legal opinion from its outside counsel as described in this clause (b)(ii) of Section 2.3.7, provided at no cost or expense to Purchaser and no additional Purchaser liability or obligation. Purchaser shall be deemed to have satisfied its obligations to pay the Deposit to Sellers so long as it deposits into escrow the Deposit, notwithstanding any delay or reduction in payment to Sellers, and shall have no further liability with respect to payment of the Deposit. The portion of the Deposit that remains unpaid as of the end of a taxable year shall be paid as soon as possible during subsequent taxable years, subject to the foregoing limitations of this clause (b)(ii) of this Section 2.3.7; provided, however, that any amount that has not been released from the escrow to Seller pursuant to the provisions of this clause (b)(ii) of this Section 2.3.7 as of the seventh anniversary of Escrow Agent’s receipt of a demand for the Deposit from Sellers described in clause (b)(ii) of this Section 2.3.7 shall at that time be released to Purchaser, and Purchaser shall have no further obligations to Sellers or Seller REIT with respect thereto. As used herein, “Seller REIT” shall mean AHOTB REIT Corp., a Delaware corporation; provided, however, that if AHOTB REIT Corp. is considered to have liquidated for U.S. federal income tax purposes, Seller REIT shall mean Apartment Investment & Management Company, a Maryland corporation, beginning on the day immediately following such liquidation.

Article III
INSPECTIONS

3.1 Inspections. Subject to the terms of Sections 3.3 and 3.4 and the rights of Tenants under their respective Leases, Purchaser, its affiliates, members, partners, actual and prospective investors, actual and prospective lenders and its and their respective representatives, agents, contractors, engineers, analysts, accountants, brokers, financial advisors, surveyors, attorneys, and employees (collectively, “Consultants”) shall, at no cost or expense to any Seller, have the right from time to time to enter onto the Properties to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Properties, including, without limitation, surveys, appraisals, zoning reports, property conditions assessments, Phase I environmental assessments, engineering studies and evaluations, and to review the Materials and otherwise confirm any and all matters which Purchaser and the Consultants may reasonably desire to confirm with respect to the Properties and Purchaser’s intended use thereof (collectively, the “Inspections”).

3.2 Expiration of Feasibility Period. Notwithstanding the ongoing right to perform Inspections, Purchaser acknowledges that the Deposit shall be non-refundable except as otherwise expressly set forth in this Contract, and Purchaser's obligation to purchase the Properties shall be conditional only as provided in Section 8.1.

3.3 Conduct of Inspections. Sellers and Purchaser acknowledge that prior to the Effective Date, Sellers and Purchaser entered into that certain Access and Due Diligence Agreement dated as of June 26, 2025 (as amended, the “Access Agreement”). In connection with its Inspections, Purchaser shall comply with and be bound by the terms of Section 2 of the Access Agreement, which terms are hereby incorporated into this Contract by reference as if set forth in full, mutatis mutandis; provided, however that (i) all references to “Seller” in the Access Agreement shall mean Sellers hereunder and all references to “Purchaser” in the Access Agreement shall mean Purchaser hereunder, (ii) the Investigation Period (as defined in the Access Agreement) ends on the last Closing Date, (iii) all references to the “Purchaser Investigations” in the Access Agreement shall mean the “Inspections” hereunder and (iv) if and to the extent that there are any inconsistencies between any of the terms and provisions of Section 2 of the Access Agreement and any of the terms and provisions contained in this Contract, then the provisions of this Contract shall control. Purchaser shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to any Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser. Purchaser shall take all reasonable actions and implement all protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto each Property pose no material threat to the safety of persons, property or the environment and do not cause any damage to the Property. Purchaser shall not initiate contact with any tenants of the Properties. Prior to Closing, Purchaser and its Consultants shall not be permitted to meet, correspond or otherwise discuss with any governmental authority any matter relating to or arising out of any Property without the prior written consent of Sellers, and in the event that Sellers provide such consent, then Sellers (or any representative thereof) shall have the right, but not the obligation, to be present for any such discussions or meetings (provided that Seller shall ensure that any representatives of Seller shall be readily available upon prior written notice so as to not unreasonably delay or hinder Purchaser’s or its Consultant’s from having such discussions or meetings); provided, however, notwithstanding the foregoing to the contrary, Purchaser and its Consultants may contact governmental agents (without Sellers’ consent) as is reasonably necessary in order to perform title searches, municipal and violation searches, and obtain searches and inquiries relating to the preparation of a customary zoning report (including obtaining a so-called a zoning compliance letter and copies of certificates of occupancy) and a customary Phase 1 environmental site assessment and name, “know your customer”, OFAC and similar searches (including, without limitation, bankruptcy, litigation, Patriot Act, tax lien and similar searches).

3.4 Purchaser Indemnification.

3.4.1 Purchaser shall indemnify, hold harmless and, if requested by a Seller, defend such Seller, together with such Seller's affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Regional Property Manager, and AIMCO (collectively, including such Seller, “Seller's Indemnified Parties”), from and against any and all damages, mechanics' liens, materialmen's liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, and costs and expenses (including reasonable attorneys' fees, including the cost of appeals) (collectively, “Losses”) actually incurred in connection with or arising from (a) any Inspection conducted by Purchaser and/or any Consultant, (b) the exercise of Purchaser’s rights under Section 3.3, or (c) any breach by Purchaser and/or any Consultant of the terms of Section 3.3. The foregoing indemnity shall not include any Losses that: (i) result solely from the mere discovery (but not the exacerbation), by Purchaser or any Consultant, of pre-existing conditions on any Property (or any portion thereof) during any Inspections conducted pursuant to, and in accordance with, the terms of this Contract; (ii) are caused by the gross negligence or willful misconduct of a Seller Indemnified Party; or (iii) consist of consequential, punitive, exemplary or other special damages. If any proceeding is filed for which indemnity is required hereunder, Purchaser agrees, upon request therefor, to defend the Seller Indemnified Parties in such proceeding at Purchaser’s sole cost utilizing counsel satisfactory to the Seller Indemnified Parties.

3.5 Property Materials.

3.5.1 Prior to the Effective Date, Sellers have made available to Purchaser, through a “drop box” data site (the “Data Site”), electronic copies of such documents and information concerning the Properties that are in Sellers' possession or reasonable control (other than such financial analyses or internal documents and information that Sellers deem to be confidential or proprietary that is not otherwise required to be delivered by Seller to Purchaser pursuant to the terms hereof), including (a) copies of the current Rent Roll and operating statements for each Property for the past three (3) calendar years and 2025 year to date; (b) all plans for the Improvements with respect to each Property; (c) copies of the most recent Phase I or other environmental reports, soils reports, engineering studies or surveys concerning the Properties; (d) copies of the most recent ALTA surveys of the Properties; (e) copies of all subdivision maps, tentative maps, permits and approvals from any governing authorities with respect to each Property; (f) copies of any documents pertaining to any liabilities of each Property that will survive Closing, including Property Contracts; (g) the most recent property tax bill for each Property; (h) a schedule of all Property Contracts for each Property; and (i) the current form of Seller’s lease for the rental of apartment units for each Property (collectively, the “Materials”). Seller will deliver any other non-confidential and non-proprietary documents and information which Purchaser may reasonably request promptly following Purchaser’s written request therefor (which may be via e-mail) provided the same is in Sellers’ possession or reasonable control and relates to the Properties.

3.5.2 Except as expressly set forth in Sellers’ Representations or as otherwise expressly set forth in this Contract, each Seller makes no representations or warranties, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed. All Materials are provided for informational purposes only, and Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials, and will instead in all instances rely exclusively on Sellers’ Representations, its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Properties. All Materials provided by Seller shall be returned to Sellers or destroyed by Purchaser if this Contract is terminated for any reason; provided, however, that Purchaser and its Consultants shall only be required to return or destroy such Materials to the extent such return or destruction (A) is not prohibited by law, rule, regulation, by court of competent jurisdiction or by a governmental, supervisory or regulatory body, (B) is not prohibited by Purchaser’s or Purchaser’s Consultant’s internal policies, and (C) is reasonably practicable, with respect solely to electronic data, given the limitations on the permanent destruction of electronic data located on information technology systems. In addition to the foregoing, if this Contract is terminated for any reason, Purchaser shall promptly thereafter provide to Seller complete copies of all third party reports ordered and received by Purchaser with respect to the Properties, solely on a non-reliance basis, and excluding all attorney work product, internal analysis, or other confidential information.

3.6 Property Contracts. Seller acknowledges that Purchaser will not assume the Property Contracts identified on Schedule 3.6(a) (the “Terminated Contracts”), and at Closing Seller shall deliver to Purchaser copies of any such termination notices sent out as are required to terminate such Terminated Contracts; provided that to the extent notice of termination may be send prior to Closing and revoked in the event of a termination of this Contract, Seller shall send such notices promptly after the Effective Date. All fees, damages or penalties payable to the vendor or other third party pursuant to the express terms of any Property Contract terminated pursuant to a Terminated Contract shall be paid by Purchaser. If any Property Contract to be assigned to Purchaser requires vendor consent, then, prior to the Closing, Purchaser and Seller shall use commercially reasonable efforts to obtain a consent to such assignment from each applicable vendor, failing which, such Property Contract shall not be assigned to Purchaser at Closing. The Property Contracts actually assigned to Purchaser at Closing pursuant to this Section 3.6 are each an “Assumed Contract”). Notwithstanding the foregoing, Assumed Contracts shall expressly exclude (a) any national or master contracts entered into by the applicable Seller, Property Manager and/or AIMCO with respect to the applicable Property that are inclusive of other property(ies) besides the Property (the “National Contracts”), or (b) any cellular phone contract or property management contract for such Property, each of which shall be at the sole cost and expense of Seller to terminate with respect to the Properties. Notwithstanding anything to the contrary contained herein, in the event that after the Effective Date Seller delivers any updates to Schedule 6.1.4, Seller shall have the obligation to terminate such Property Contract in the event Purchaser determines in its sole discretion that it does not want to assume such Property Contract, and all fees, damages or penalties payable to the vendor or other third party under such Property Contract in connection with such termination shall be paid by Seller.

Article IV
TITLE

4.1 Title Documents. Prior to the Effective Date, Purchaser has ordered from Waterside Title Agency acting as title agent for Stewart Title Insurance Company (“Title Insurer”) and delivered to Sellers a standard form commitment or preliminary title report (“Title Commitment”) to provide a standard American Land Title Association owner’s title insurance policy for each of the Properties, using the current policy jacket customarily provided by Stewart Title Insurance Company in an amount equal to the Property’s Allocated Purchase Price (the “Title Policy”), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the “Title Documents”). Purchaser shall be responsible for payment of all costs relating to procurement of each Title Commitment, the cost of each Title Policy, and any requested endorsements with respect to each of the Properties, including payment of all title insurance premiums and charges.

4.2 Survey. Subject to Section 3.5.2, and unless otherwise previously provided to Purchaser, prior to the Effective Date, each Seller has made available to Purchaser through the Data Site any existing survey for the Properties in such Seller’s possession or reasonable control (each, an “Existing Survey”). Prior to the Effective Date, Purchaser at its sole cost and expense, has ordered a new or updated survey for each Property (each such new or updated survey together with each Existing Survey, is referred to herein as a “Survey”).

4.3 Objections. With respect to each Title Commitment and Survey received prior to the Effective Date, Seller agrees that it shall cause to be removed from the Title Policy the matters set forth on Schedule 4.3 attached hereto (the “Objections”). Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Documents and the Existing Survey for such Property other than the Objections, except that notwithstanding anything to the contrary contained in this Contract, in all cases (and without regard to whether the same is set forth on the schedule of Objections) Sellers shall be required prior to or as of the Closing to remove (i) each mortgage, deed of trust or other instrument securing indebtedness and encumbering any Individual Property (subject to the terms of Section 4.6 with respect to the Assumed Property), (ii) each other monetary lien (other than the lien for taxes not yet due and payable and any monetary lien caused by or at the direction of Purchaser or otherwise arising out of Purchaser’s Inspections), tax lien, judgment lien or mechanics’ lien, ((the foregoing clauses (i)-(ii) collectively, “Monetary Liens”), provided that Seller shall not be obligated to expend more than $5,000,000 in the aggregate to remove any Monetary Liens described in the preceding clause (ii) to the extent the same were not created by, through or under Seller, its agents or affiliates (“Involuntary Monetary Liens”), provided, further, that in the event more than $5,000,000 in the aggregate would be needed to remove any Involuntary Monetary Liens, and Seller otherwise does not remove the same, Purchaser may terminate this Contract, in which event the Deposit shall be refunded to Purchaser and neither party shall have any remaining rights or obligations hereunder, except such obligations that survive the termination of this Contract; and (iii) any liens, encumbrances or other title exceptions (other than Permitted Exceptions) that first encumber or affect any Property on or after the date of (as applicable) the Title Commitment or Survey with respect to such Property that are voluntarily caused or created by Seller, its affiliates or agents without the prior written approval of Purchaser (“Voluntary Matters”). Sellers shall be entitled to reasonable adjournments of the Closing Date to cure any Objections applicable to any Seller, not to exceed five (5) days in the aggregate. For the avoidance of doubt, any objectionable items Seller has agreed to attempt to cure are not Permitted Exceptions, and Purchaser shall be under no obligation to consummate the transactions contemplated hereby if such matters exist as of the Closing Date; however, Seller’s failure (despite commercially reasonable efforts) to remove such objections shall not be deemed a default or breach of this Contract.

4.4 Subsequently Disclosed Exceptions. If, at any time after the Effective Date, any update to a Title Commitment or Survey discloses any additional item that is not a Permitted Exception (excluding Section 4.5.1) and that materially adversely affects title to a Property (which shall include, without limitation, any Material Adverse Effect), and was not disclosed on any version of or update to any of the Title Commitments previously delivered to Purchaser at any time prior to the Effective Date (the “New Exception”), then Purchaser shall have five (5) Business Days after the date of its receipt of such update (the “New Exception Review Period”) to notify Sellers in writing of Purchaser's objection to the New Exception; provided that Purchaser need not be required to object to any Monetary Liens and Voluntary Matters. If Purchaser objects to the New Exception, then a Seller may in its sole discretion notify Purchaser as to whether or not Seller is willing to cure the New Exception. If a Seller elects to cure the New Exception, such New Exception shall be an “Objection” hereunder, and such Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception, not to exceed fifteen (15) days in the aggregate. If a Seller fails to deliver a notice to Purchaser within three (3) Business Days after the expiration of the New Exception Review Period, then Sellers shall be deemed to have elected not to cure the New Exception. If such Seller elects not to cure such New Exception or otherwise fails to deliver a notice to Purchaser as aforesaid, Purchaser may, as its exclusive remedy, elect to either: (i) terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser or (ii) waive in writing the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception. If Purchaser fails to notify Sellers of its election to terminate this Contract in accordance with the foregoing sentence within two (2) Business Days after the expiration of the New Exception Review Period, then Purchaser shall be deemed to have elected to irrevocably waive any objections to such New Exception(s) and without any reduction or abatement of the Purchase Price.

4.5 Permitted Exceptions. The Deed for each Property delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed “Permitted Exceptions”:

4.5.1 All matters shown in the Title Documents and the Survey for such Property, other than (a) the Objections and matters Seller is required to cure under Section 4.3, (b) the title exceptions that Title Insurer shall be willing to (i) omit as exceptions to coverage or (ii) except with affirmative insurance (at no additional cost to Seller unless otherwise expressly required herein) against collection out of or enforcement against the applicable Property, (c) the standard exception regarding the rights of parties in possession, which shall be limited to parties in possession as tenants only pursuant to the Leases with no rights of first refusal, first offer, purchase or similar options, and (d) the standard exception pertaining to taxes and assessments, which shall be limited to taxes and assessments not yet due and payable as of the Closing Date, provided apportionment thereof is made as provided for in this Contract;

4.5.2 With respect to the Assumption Property only, its Assumed Encumbrances to the extent assumed by Purchaser in accordance with the terms of Section 4.6;

4.5.3 Applicable zoning and governmental regulations and ordinances of the United States, the State in which the Property is located, or any agency, department, commission, bureau or instrumentality of any of the foregoing having jurisdiction over the Property; and

4.5.4 Any title exceptions, encumbrances or matters disclosed on the Survey, in each case, arising by, through or under Purchaser.

4.6 Loan Assumption. This Section 4.6 applies only to the Assumption Property.

4.6.1 Purchaser recognizes and agrees that, in connection with a loan (the “Loan”) on the Assumption Property made to Aimco Royal Crest – Nashua, L.L.C. by PNC Bank, National Association as predecessor in interest to Fannie Mae (the “Lender”), the Assumption Property presently is encumbered by a Multifamily Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated May 31, 2022 (the “Assumed Deed of Trust”) and certain other security and related Assumed Loan Documents recorded with the Registry of Deeds of Hillsborough County, New Hampshire in connection with the Loan (collectively, the “Assumed Encumbrances”). The Loan is evidenced by that certain promissory note dated May 31, 2022 in the original stated principal amount of $173,435,000 executed by Seller and payable to the order of the Lender (the “Note” and together with the Assumed Deed of Trust and any other documents executed by Seller in connection with the Loan, the “Assumed Loan Documents”).

4.6.2 The outside date to obtain the Loan Assumption Approval shall be October 17, 2025 (the “Loan Assumption Approval Outside Date”). If the Loan Assumption Approval has not been obtained by the Loan Assumption Approval Outside Date, or in the event of an earlier rejection, in writing, by the Lender formally disapproving the Loan Assumption (and excluding requests for more information or deliverables) (an “Assumption Rejection”) then all obligations to pursue the Loan Assumption shall terminate and Purchaser shall close on the Assumption Property on an “all cash” basis on the Closing Date for the Closing of the Assumption Property shall be the date that is forty-five (45) days from the earlier of the Loan Assumption Approval Outside Date or the date of such Assumption Rejection, and at such Closing, Seller shall pay in full to Lender all amounts due and owing under the Note and other Assumed Loan Documents (including all prepayment fees and penalties (including any so called “yield maintenance” fees)) but not any Lender Fees all of which shall be borne by Purchaser and paid by Purchaser to Lender at the Closing of the Assumption Property . In the event of an Assumption Rejection, Purchaser shall receive a credit of Two Million and No/100 Dollars ($2,000,000.00) toward the Allocated Purchase Price for the Assumption Property.

4.6.3 Provided the Loan Assumption Approval has been obtained on or prior to the Loan Assumption Approval Outside Date, (i) Purchaser shall assume the applicable Seller's obligations under the Note and all of the other applicable Assumed Loan Documents and accept title to the Assumption Property subject to the Assumed Encumbrances on the Assumption Property Closing Date, and (ii) Lender shall, on Lender’s then-customary form of release documentation, release the applicable Seller, as well as any guarantors and other obligated parties under the Assumed Loan Documents, from all obligations under the Assumed Loan Documents

(and any related guarantees or letters of credit), including, without limitation, any obligation to make payments of principal and interest under the Note, in each case to the extent arising from and after the Closing Date for the Assumption Property (collectively, the foregoing (b)(i) and (ii)(i) referred to herein as the “Loan Assumption and Release”).

4.6.4 Purchaser acknowledges that the Assumed Loan Documents require the satisfaction by Purchaser of certain requirements as set forth therein to allow for the Loan Assumption and Release. Accordingly, at its sole cost and expense, no later than five (5) days after the Effective Date (the “Loan Assumption Application Submittal Deadline”), Purchaser shall submit a complete application to the Lender for assumption of the Loan together with all documents, materials and information required in connection therewith (other than with respect to any items to be provided by Seller and any items that Purchaser has not yet finalized with respect to the acquisition of the Assumption Property and have been previously submitted on a subsequent basis to Lender in prior loan assumption transactions without disqualification of Purchaser as an assignee to Lender) (the “Loan Assumption Application”). Purchaser shall provide to Sellers evidence of its submission to the Lender on or before the Loan Assumption Application Submittal Deadline (and any pro forma financial information Sellers shall hold in strict confidence), but excluding any confidential information. Purchaser agrees that it is solely responsible for preparing and timely submitting the Loan Assumption Application. Purchaser shall be responsible at its sole cost and expense to correct and re-submit any deficiencies noted by Lender in connection with the Loan Assumption Application within three (3) Business Days after notification from Lender of such deficiency. Seller shall reasonably cooperate with Lender and Purchaser in obtaining Loan Assumption Approval, provided that Seller shall incur no additional out of pocket cost or liability in doing so, provided, further, that in no event shall Purchaser be deemed responsible for (i) any attorneys’ fees or other legal costs incurred by Seller in connection with the Loan Assumption Approval or (ii) any liability arising from representations and warranties required by Lender’s then-customary form of release documentation. Purchaser shall provide Sellers with a copy of any material written correspondence from Lender directly related to the Loan Assumption Application no later than three (3) Business Days after receipt of such correspondence from Lender. Purchaser shall use commercially reasonable efforts to coordinate with Lender to comply with the appropriate provisions of both the applicable Assumed Loan Documents and Lender’s reasonable assumption guidelines in order to allow Lender to approve the Loan Assumption and Release.

4.6.5 Notwithstanding anything herein to the contrary, Purchaser’s obligation to consummate the Loan Assumption and Release (but not its obligation to proceed to Closing on the Assumption Property in the event the Loan Assumption and Release is not obtained) is contingent upon the ability of Purchaser to obtain, on or before the Loan Assumption Approval Outside Date, Lender’s written approval, consenting to Purchaser’s assumption of the Loan without modification to the terms and conditions of the existing Assumed Loan Documents, including with respect to interest rate, term, amortization, monthly principal and interest payments, principal balance or other similar material economic and business terms (unless agreed to by Purchaser in its sole discretion), but including the modifications to the terms and conditions of the Loan Documents set forth on Exhibit H attached hereto (the “Fundamental Assumption Riders”) solely to the extent such modifications have been previously agreed to by Fannie Mae in prior loan transactions with Purchaser (collectively, the “Loan Assumption Approval”). If Lender does not accept the Fundamental Assumption Riders, Purchaser shall provide Sellers with documentation reasonably evidencing such rejection. There shall be no restriction on Purchaser requesting further modifications to the Assumed Loan Documents as reasonably requested by Purchaser and previously agreed to by Fannie Mae in prior loan transactions with Purchaser or its affiliates, but incorporation of the same shall not be a condition to Loan Assumption Approval. If required by Lender, Purchaser shall cause a person or entity acceptable to Lender, to execute and deliver a “non-recourse carve-out” guaranty and such other guaranty(s), if any, which are a part of the Assumed Loan Documents and an environmental indemnity in favor of Lender, in each case on the promulgated form by Fannie Mae, subject to the Fundamental Assumption Riders, and failure of Lender to approve the guarantors previously approved by Lender in prior loan transactions with Purchaser or its affiliates shall be an Assumption Rejection.

4.6.6 Purchaser shall pay to Lender at the Closing of the Assumption Property all reasonable, out-of-pocket fees and expenses (including, without limitation, all servicing fees and charges, transfer fees and assumption fees required by the Assumed Loan Documents, together with title fees and endorsement fees) imposed or charged by Lender or its counsel (such fees and expenses collectively being referred to as the “Lender Fees”), in connection with the Loan Assumption Application and the Loan Assumption and Release regardless of whether the Loan Assumption Approval was received.

4.6.7 If the Loan Assumption and Release has been granted, then at the Closing for the Assumption Property, (i) Seller shall assign all of its right, title and interest in and to all reserves, impounds and other accounts held by Lender in connection with the Loan, and Seller shall receive a credit to the Purchase Price in an amount equal to the balance of such reserves, impounds and accounts so assigned and (ii) from and after the Closing, Purchaser shall be responsible for funding any additional or increased reserves, impounds or accounts required by Lender to be maintained by Purchaser in connection with the Loan (the “Required Loan Fund Amounts”).

4.6.8 Purchaser and Seller shall promptly deliver to Lender all documents and information reasonably required by Lender of such party in connection with the Loan Assumption Application, and such other information or documentation as the Lender reasonably may request, including, without limitation, financial statements, income tax returns and other financial information for Purchaser and any required guarantor.

4.7 Housing Assistance Program Vouchers. To the extent the local housing authorities (collectively, the “Housing Authority”) require the satisfaction by Purchaser and/or Sellers of certain requirements related to Purchaser’s ability to collect rent from those certain tenants of the Properties subject to vouchers issued by the applicable Housing Authority, then Sellers and Purchaser will reasonably cooperate with each other, at no additional cost or liability to either such party, to satisfy such requirements.

Article V
CLOSING

5.1 Closing Date. The Closing for (i) all of the Properties, other than the Assumption Property, shall occur on August 25, 2025 (the “Initial Closing Date”) and (ii) the Assumption Property shall occur on the date that is five (5) Business Days after Purchaser has received the Loan Assumption Approval but in no event later than the Loan Assumption Approval Outside

Date (the “Assumption Property Closing Date”). Purchaser shall have the one time right to extend the Initial Closing Date for up to fifteen (15) days by delivering written notice of such extension to Sellers not less than five (5) Business Days prior to the then scheduled Initial Closing Date. Such extension notice shall set forth the new Initial Closing Date. Each of the Initial Closing Date (as the same may be extended pursuant to the foregoing) and the Assumption Property Closing Date, as the context may require, is herein referred to as the “Closing Date”. The Closing shall occur through an escrow with Escrow Agent, whereby Sellers, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

5.2 Seller Closing Deliveries. Except for the closing statements, which shall be delivered on or before the Closing Date, each Seller shall with respect to each Property to be conveyed by such Seller hereunder, deliver to Escrow Agent, each of the following items no later than one (1) Business Day prior to the applicable Closing Date:

5.2.1 A deed (the “Deed”) in the form attached as (i) Exhibit B-1 for the Properties located in the Commonwealth of Massachusetts, (ii) Exhibit B-2 for the Property located in the State of New Hampshire and (iii) Exhibit B-3 for the Property located in the State of Rhode Island, subject only to the Permitted Exceptions (and in no event any Permitted Exceptions beyond those Schedule B exceptions included in the proforma owners policy of title insurance committed to be issued by the Title Company at Closing).

5.2.2 A Bill of Sale in the form attached as Exhibit C.

5.2.3 A General Assignment in the form attached as Exhibit D (the “General Assignment”).

5.2.4 An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the “Leases Assignment”).

5.2.5 The applicable Seller’s counterpart signature to a “master” closing statement and the closing statement for each applicable Property, in each case prepared by Escrow Agent .

5.2.6 A title affidavit or an indemnity form reasonably acceptable to such Seller and the Title Insurer, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.2.7 A certification of such Seller's non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, in the form attached hereto as Exhibit I.

5.2.8 Resolutions, certificates of good standing (including, without limitation, with respect to the Seller of the Property located in Rhode Island issued by both the Rhode Island Secretary of State and the Rhode Island Division of Taxation), and such other organizational documents as Title Insurer shall reasonably require evidencing such Seller's authority to consummate this transaction. Notwithstanding the foregoing, if, despite the use of diligent efforts, Seller is unable to deliver a good standing certificate issued by the Rhode Island Division of Taxation (“RIDOT”) as required hereunder, Seller shall deliver (a) a certificate executed by a duly authorized representative of the independent certified public accountant firm of Seller certifying to the Title Company that Seller has timely (taking into account all applicable periods of extension) filed all Federal and Rhode Island tax returns and paid all taxes due and payable by Seller thereunder prior to the date of the said certificate, together with evidence of payment of such taxes, and (b) a copy of the application submitted by Seller to the RIDOT requesting the good standing certificate required hereunder.

5.2.9 Each Seller shall deliver to Purchaser a certificate of such Seller dated as of the Closing Date certifying to the fulfillment of the conditions set forth in Section 8.1.2 and Section 8.1.3 hereof with respect to the Property (“Seller’s Representation Certificate”) in the form attached hereto as Exhibit J, which shall include an updated Rent Roll from each Seller effective as of a date no more than 3 Business Days prior to the Closing Date in substantially the same form as the Rent Roll attached to this Contract.

5.2.10 With respect to the Closing on the Assumption Property only, to the extent not previously provided to the Lender, all deliverables of Seller reasonably required by Lender to cause the applicable Loan Assumption and Release to occur (provided any such deliverables do not impose any liabilities or obligations upon such Seller except as otherwise set forth herein).

5.2.11 Such notices, transfer disclosures and transfer tax forms, affidavits or other similar documents that are required by applicable laws to be executed by Seller or otherwise reasonably necessary in order to consummate the transactions contemplated under this Contract.

5.2.12 Keys to all locks on each Property in any Seller’s or Property Manager’s possession and originals or, if originals are not available, copies, of all of the Assumed Contracts, to the extent not previously delivered to Purchaser.

5.2.13 Evidence of termination (reasonably satisfactory to Purchaser) by Seller (at Seller’s sole cost and expense) of any management agreements and any leasing agreements currently in effect with respect to the Properties, including, without limitation, the management agreement with the Property Manager.

5.2.14 To the extent they are in Seller's or Property Manager’s possession (a) unless posted at the Property, all licenses and permits, authorizations and approvals pertaining to such Property and (b) all guarantees and warranties in effect and which Seller has received in connection with any work or services performed or equipment installed in and improvements erected on the Property (which may be left at the Property).

5.2.15 IRS Form W-9 executed by each Seller which is regarded for tax purposes, if any, provided to each of Purchaser and the Escrow Agent.

5.2.16 A notice to each of the vendors under the Assumed Contracts of the transfer of title and assumption by Purchaser of Seller’s obligations under such Assumed Contracts in a form to be mutually agreed upon between Purchaser and the applicable Seller (which shall be prepared by Seller and delivered by Purchaser to each such vendor after Closing).

5.2.17 With respect to the Marlborough Property, a complete duly executed Certificate of Compliance from the Massachusetts Department of Environmental Protection,

Bureau of Resource Protection – Wetlands (the “MA DEP”), DEP File No. 212-1093 (the “Certificate of Compliance”) in form for recording in the Registry of Deeds applicably to such Property (to the extent not so recorded prior to Closing), and completed Section D (Recording confirmation) of such Certificate of Compliance for delivery to the MA DEP.

5.2.18 With respect to the Assumption Property, a complete, executed Declaration of Consideration, Form CD-57-S (except that the deed recording information may be filled in upon recording), with respect to real estate transfer taxes required by New Hampshire RSA Chapter 78-B, in form and substance prepared by Seller and approved by Purchaser.

5.2.19 With respect to the Property located in Rhode Island, a certificate stamped by RIDOT identifying the amount to be remitted to RIDOT by Buyer from Seller’s closing proceeds in compliance with the nonresident withholding requirements of R.I.G.L. Section 44-30-71.3.

5.3 Purchaser Closing Deliveries. Except for: (i) the closing statements which shall be delivered on or before the Closing Date, and (ii) the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.5, Purchaser shall deliver to Escrow Agent, each of the following items with respect to each Property being conveyed no later than 1 Business Day prior to the Closing Date:

5.3.1 Purchaser’s counterpart signature to the “master” closing statement and the closing statements for each applicable Property, in each case prepared by Escrow Agent Insurer.

5.3.2 A countersigned counterpart of the General Assignment.

5.3.3 A countersigned counterpart of the Leases Assignment.

5.3.4 Notification letters to all Tenants at such Property prepared and executed by Purchaser in the form attached hereto as Exhibit F, which shall be delivered to all Tenants by Purchaser immediately after Closing;

5.3.5 Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof, to the extent payable on the date of notice of termination.

5.3.6 Resolutions, certificates of good standing (including, without limitation, with respect to the Purchaser of the Property located in Rhode Island issued by both the Rhode Island Secretary of State and the Rhode Island Division of Taxation), and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser's authority to consummate this transaction.

5.3.7 With respect to the Closing on the Assumption Property only:

5.3.7.1 If the Loan Assumption and Release has been obtained by the Assumption Property Closing Date, then to the extent not previously provided to Lender, all documents, instruments, guaranties, Lender Fees, Required Loan Fund Amounts, and other items or funds required by Lender to cause the applicable Loan Assumption and Release to occur (to the extent required pursuant to Section 4.6).

5.3.7.2 A complete, executed Declaration of Consideration, Form CD-57-P (except that the deed recording information may be filled in upon recording), with respect to New Hampshire real estate transfer taxes required by New Hampshire RSA Chapter 78-B.

5.3.7.3 A complete, executed Inventory of Property Transfer, Form PA-34.

5.3.8 A certificate of Purchaser for the benefit of Sellers dated as of the Closing Date certifying to the fulfillment of the conditions set forth in Section 8.2.2 in the form attached hereto as Exhibit K.

5.3.9 Any Lender Fees.

5.3.10 Such notices, transfer disclosures and transfer tax forms, affidavits or other similar documents that are required by applicable law to be executed by Purchaser or otherwise reasonably necessary in order to consummate the transactions contemplated under this Contract.

5.4 Closing Prorations and Adjustments. The prorations set forth in this Section 5.4 shall be on a Property-by-Property basis.

5.4.1 General. Except as otherwise provided in this Section 5.4, with respect to each Property, all normal and customarily proratable cash items of revenue and expense, shall be prorated as of 11:59 p.m. on the day preceding the Closing Date (the “Proration Time”), the applicable Seller being charged or credited, as appropriate, for all of the same attributable to the period up to the Proration Time (and credited for any amounts paid by the applicable Seller attributable to the period on or after the Proration Time, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Proration Time. Each Seller shall prepare a proration schedule (the “Proration Schedule”) of the adjustments described in this Section 5.4 and deliver same to Purchaser no later than five (5) Business Days prior to Closing.

5.4.2 Utilities. With respect to each Property, if available, the final readings and final billings for utilities, including, without limitation, water, electric, telephone and fuel changes, will be made as of the Proration Time. In such event, each Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills. If such final readings and final billings for utilities are not available as of the applicable Proration Time, then a proration shall be made in accordance with the parties' reasonable good faith estimate based upon the most recent utility bills then available. All utility deposits shall remain on deposit and Seller shall receive a credit for the same.

5.4.3 Real Estate Taxes. Real estate ad valorem or similar taxes (including business and occupancy taxes and sales taxes) for a Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the Proration Time, based upon actual days involved. The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available. If actual figures (whether for the assessed value of such Property or for the tax rate) for the year of Closing are not available at the Proration Time, then the proration shall be made using figures from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount), and the parties shall re-prorate said taxes following the Closing Date when such tax statements become available. If any supplemental or other tax assessment arises after the Closing relating to any period prior to the Closing and arising through no action or election made by or on behalf of Purchaser, then Seller shall promptly pay and hold Purchaser harmless from and against such taxes. In the event Seller is protesting any taxes for the year in which the Closing occurs (“Tax Protest”), then all such taxes shall be paid by Seller as of the Proration Time, without waiver of such Tax Protest, and upon such Closing, Seller shall assign all rights in and to such Tax Protests to Purchaser; provided, however, that any refunds resulting from any such Tax Protest and attributable to any period prior to the Proration Time shall be promptly paid by Purchaser to Seller.

5.4.4 Property Contracts. Purchaser shall assume at Closing the obligations under the Assumed Contracts. All sums payable or prepaid under such Assumed Contracts shall be prorated under Section 5.4.1.

5.4.5 Leases.

5.4.5.1 With respect to each Property, all collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), and income from any portion of a Property shall be prorated as of the Proration Time. Purchaser shall receive all collected rent and income attributable to dates from and after the Proration Time. Each Seller shall receive all collected rent and income attributable to dates prior to the Proration Time. Notwithstanding the foregoing, no prorations shall be made for either (a) non-delinquent rents for the month of Closing which have not been collected as of the Proration Time, or (b) delinquent rents existing, if any, as of the Proration Time (the foregoing (a) and (b) referred to herein as the “Uncollected Rents”). During the first one hundred eighty (180) days following Closing, Purchaser shall bill to Tenants of the Properties for all Uncollected Rents and shall take reasonable actions (which shall not include an obligation to commence legal action) to collect Uncollected Rents (but Purchaser shall not be required to litigate or declare a default under any Leases, provided, however, the foregoing shall not be deemed to prohibit Purchaser from entering into any surrender agreements with Tenants during such period). Notwithstanding the foregoing, Purchaser's obligation to collect Uncollected Rents shall be limited to Uncollected Rents of not more than ninety (90) days past due. Purchaser's collection of rents shall be applied, first, towards payment of amounts due from the applicable tenants for the month in which Closing occurs, then to current rent due and owing under the Leases, and then to Purchaser’s reasonable third-party costs of such collection, and finally to Seller for Uncollected Rents with respect to any month prior to the month in which Closing occurs. In order to identify the Uncollected Rents, no later than three (3) Business Days before the Closing Date, Seller shall prepare and provide to Escrow Agent and Purchaser, an updated Delinquent Rent Schedule. After the Closing, each Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents (from the months prior to the month of Closing) owed to such Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by any Seller of such right; provided however, that the foregoing right of each Seller shall be limited to actions seeking monetary damages, and each Sellers shall not seek to evict any Tenants in any action to collect Uncollected Rents. During the first one hundred eighty (180) days following Closing, Purchaser agrees to reasonably cooperate with each Seller in connection with all efforts by such Seller to collect such Uncollected Rents and to take all reasonable steps, whether before or after the Closing Date, as may be necessary to carry out the intention of the foregoing; provided, however, that Purchaser's obligation to cooperate with a Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant lease or to evict any existing Tenant from a Property.

5.4.5.2 At Closing, with respect to each Property, Purchaser shall receive a credit against the applicable Allocated Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits (plus interest accrued thereon but only to the extent interest is required to be paid to the Tenant under the applicable Lease or applicable law), including, but not limited to, security, damage, pet or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or applicable state law (the “Tenant Security Deposit Balance”). Any cash (or cash equivalents) held by a Seller which constitutes the Tenant Security Deposit Balance shall be retained by the applicable Seller in exchange for the foregoing credit against the applicable Allocated Purchase Price and shall not be transferred by such Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser. The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to any Seller, either pursuant to the Leases or otherwise.

5.4.5.3 RUBS. Purchaser shall be responsible for the billing and collection of any reimbursable utility charges from the tenants with respect to all periods after the Closing Date and any uncollected but not delinquent, reimbursable utility charges from the tenants with respect to all periods prior to the Closing Date and shall credit Seller at Closing for any paid (by Seller) but not yet billed or, with respect to the single most recent billing period prior to Closing for occupied units, billed but not yet collected reimbursable utility charges from the tenants with respect to all periods prior to the Closing Date.

5.4.6 Assumption Property. This Section 5.4.6 is applicable only to the Assumption Property. Purchaser shall receive a credit against the Allocated Purchase Price for the Assumption Property in the amount of the outstanding principal balance of the Note, together with all accrued but unpaid interest (if any) thereon, as of the Closing Date (the “Loan Balance”). Purchaser shall be responsible for the payment of all principal required to be paid from and after the Closing of the Assumption Property, together with all interest accruing under the Note from and after such Closing. Purchaser shall also be responsible for all Lender Fees, and all other fees, penalties, interest and other amounts due and owing from and after such Closing under the Assumed Loan Documents.

5.4.7 Insurance. No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser. Seller shall cause its policies of insurance for each Property to be terminated effective immediately after the Closing Date.

5.4.8 Intentionally Omitted.

5.4.9 Leasing Commissions. Leasing Commissions or finder’s fees (if any) shall be paid in full by Seller for each Lease entered into prior to the Closing Date and leasing commissions of finder’s fees (if any) for leases entered into on or after the Closing Date shall be paid by Purchaser, provided that Purchaser shall have no responsibility for any Leasing Commissions pursuant to Seller’s property management agreements, or, with respect to, the Warwick Leasing Agreement, any fees with respect to residents who view such Property prior to the effective date of termination of such agreement.

5.4.10 Closing Costs. Sellers shall pay all deed transfer taxes for the transfer of the Properties located in the States of Massachusetts and Rhode Island. The applicable Seller and Purchaser shall each pay one-half of the deed transfer taxes for the transfer of the Property located in the State of New Hampshire. Purchaser shall pay all costs of recording the Deeds for the Properties located in the Commonwealth of Massachusetts and the State of Rhode Island. Purchaser shall pay any mortgage assumption charges for the transfer of the Assumption Property. Purchaser shall pay all title premiums and fees required to be paid by Purchaser with respect to each applicable Title Policy pursuant to Section 4.1. Purchaser shall pay one-half of the customary closing costs of the Escrow Agent. Sellers shall pay all the cost of recording any instruments required to discharge any liens or encumbrances against the Properties not caused by Purchaser’s actions, and one-half of the customary closing costs of the Escrow Agent. Purchaser shall pay for the cost of Purchaser’s inspections and due diligence for the Properties.

5.4.11 Possession. Possession of each Property, subject to the Leases, Assumed Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3. To the extent in Seller’s possession, originals or copies of its Leases and Assumed Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and such Seller's books and records relating to its Property to be conveyed by such Seller (other than proprietary information) (collectively, “Seller's Property-Related Files and Records”) regarding the applicable Property shall be made available to Purchaser at such Property at or after the Closing.

5.5 Post Closing Adjustments. Either of Purchaser, on the one hand, and Sellers (either individual or collectively) on the other hand, may request by written notice to the other party that such receiving party undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items for any Property (a) unless any such items for re-adjustment exceed $50,000.00 in the aggregate and (b) such written request for proration is made not more than sixty (60) days after the applicable Closing.

5.6 Repair Credit. In consideration of certain capital repair items at the Property, Purchaser shall receive a credit of One Hundred Thousand and No/100 Dollars ($100,00.00) (the “Repair Credit”) at the Initial Closing Date, which Repair Credit may be allocated against the Allocated Purchase Price of any Property as elected by Purchaser.

Article VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1 Seller's Representations. Each Seller represents and warrants to Purchaser as to such Seller the following (collectively, the “Seller's Representations”) as of the Effective Date and as of the Closing Date:

6.1.1 Such Seller is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly qualified to transact business in the state where the Property is located; and has the power and authority to sell and convey its Property and to execute the documents to be executed by such Seller pursuant to the terms of this Contract. The compliance with, and fulfillment of, the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, (i) any contract to which such Seller is a party or by which such Seller is otherwise bound (other than Terminated Contracts); (ii) any organizational documents of Seller; or (iii) any statute or any regulation, order, judgment, or degree of any court or governmental authority. The performance of this Contract will not result in the imposition or creation of any lien, encumbrance, charge or other security interest upon or with respect to any Property.

6.1.2 Such Seller is not a “foreign person”, “foreign trust”, or “foreign corporation” as such terms are used and defined in the Internal Revenue Code, Section 1445, as amended.

6.1.3 There are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or, to such Seller’s knowledge threatened in writing against such Seller's Property, or any portion thereof, or such Seller, which, in each case, (a) will have a material adverse effect on Seller's ability to consummate the transactions contemplated hereunder, or would declare illegal, invalid or non-binding any of such Seller’s obligations or covenants to Purchaser, or (b) that could reasonably be expected to have an adverse effect on such Property after the Closing thereof.

6.1.4 Attached hereto as Schedule 6.1.4 is a true, correct and, to Seller’s knowledge after consultation with its property manager, complete list of all Property Contracts, which schedule identifies all National Contracts and, to such Seller’s knowledge after consultation with its property manager, there are no other Property Contracts, with respect to or affecting all or any portion of the Property except as shown on such schedule (excepting any new or modified Property Contracts as permitted by this Contract). Sellers have provided to Purchaser true, correct and complete copies of all Property Contracts (other than National Contracts) listed on Schedule 6.1.4. Each such Seller has not received any written notice of any, and to such Seller’s knowledge, there is no default by such Seller under any of its Property Contracts that either (i) remains uncured beyond any applicable notice and cure period or (ii) is under a Property Contract that is not a Terminated Contract. To Seller’s knowledge, there exists no condition that would become a default by such Seller or any counterparty after the expiration of applicable notice and cure periods under any Property Contract that is not a Terminated Contract.

6.1.5 Except as set forth in Schedule 6.1.5(a) attached hereto, as of the Effective Date, such Seller has not given or received any written notice of a default under any of the material terms of the Leases affecting its Property. The rent roll for each Property (the “Rent Roll”) attached hereto as Schedule 6.1.5(b) is the current Rent Roll generated, used and relied upon by such Seller in the ordinary course of business and is, to such Seller’s knowledge, true, complete and accurate in all material respects as of the date set forth thereon. Except for tenants under the Leases (and any guests, invitees or sublessees of any such tenants pursuant to the terms of the appliable Leases), there are no parties, other than the applicable Sellers, in possession of the Property. Seller has made available or provided to Purchaser a true, complete and correct copy of each Lease. Except as otherwise reflected on such Rent Roll, no rent has been paid more than one (1) month in advance by any tenant. The only security deposits (together with any interest which has accrued thereon) held by Seller or any other person on Seller’s behalf for the account of the tenants under the existing Leases as of the date hereof are those listed on the Rent Roll. Except as set forth in the Rent Roll (i) no deposits have been applied against the obligations of tenants under Leases prior to the Closing Date and (ii) no rent has been collected more than one (1) month in advance. All security deposits are in the form of cash and no deposits are held in the form of a letter of credit. There are no forbearance, rent deferral, rent forgiveness, or other similar agreements affecting any of the Leases. The Rent Roll attaches a schedule listing, by tenant name, of the rents that are then delinquent for such Property (each, a “Delinquent Rent Schedule”). The Delinquent Rent Schedule is the report provided to Seller by Property Manager and used and relied on by Seller in the ordinary course of business. There are no commercial leases affecting any of the Properties. There is no currently effective exclusive or continuing leasing or brokerage agreements as to any of the space in the Properties other than (1) pursuant to Seller’s property management agreements and (2) that certain Referral Services Agreement dated as of March 9, 2020 with [xxxxxxxxxxxxxxxxxxxxxxxx] for the Property commonly known as Royal Crest Estates (Warwick) (as amended, the “Warwick Leasing Agreement”), each of which shall be terminated with full payment (or waiver by the counterparty) of all amounts due thereunder at Closing. There are no brokerage commission due for the current terms of any of the Leases which will remain outstanding after Closing. As used in this Section 6.1.5, references to “Rent Roll” shall also mean any update thereto pursuant to Section 5.2.9.

6.1.6 Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or any arrangement or composition, extension, or readjustment of its indebtedness, (iii) consented, in any creditor’s proceeding, to the appointment of a receiver or trustee of Seller or any of its property or any part thereof, (iv) been named as a debtor in an involuntary bankruptcy proceeding or received a written notice threatening the same, (v) suffered the attachment or other judicial seizure of all, or substantially all, of its assets, (vi) admitted in writing its inability to pay its debts as they come due, or (vii) made an offer of settlement, extension or composition to its creditors generally. No general assignment of the property of Seller has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Seller or any of its property.

6.1.7 Seller is not and is not acting on behalf of (and throughout the period the transaction is occurring pursuant to this Contract, will not be): (i) an “employee benefit plan” as defined in Section 3(3) of ERISA/the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “plan” as defined in Section 4975 of the Code, that is subject to Section 4975 of the Code, (iii) an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA, of any such employee benefit plan or plan, or (iv) a “governmental plan” within the meaning of Section 3(32) of ERISA. None of the transactions contemplated by this Contract are in violation of any statutes applicable to Seller that regulate investments of, and fiduciary obligations with respect to, governmental plans and that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code.

6.1.8 Except for this Contract, Seller has not directly or indirectly granted to any person any options, rights of first refusal, rights of first offer or other rights to sell or purchase any Property or any direct or indirect interest therein or any part thereof and, to Seller’s knowledge, there are no other options, rights of first refusal, rights of first offer or other rights to acquire any Property or any portion thereof or direct or indirect interest therein by third parties.

6.1.9 There are no tax certiorari proceedings, tax protest proceedings pending or abatements of real estate taxes or personal property taxes being pursued with respect to the Property for the current or prior tax years. Seller has not received any written notice of a retroactive real property tax assessment. To Seller’s knowledge, there are no impositions of special assessments with respect to any Property currently pending.

6.1.10 Seller has not received written notice from any governmental authority having jurisdiction over the Property or any portion thereof alleging that there are hazardous materials on the Property in violation of Environmental Law which remain uncured or any other uncured violations of Environmental Laws. Except (i) as may be set forth in any property zoning reports provided to Purchaser by Seller hereunder or obtained by or on behalf of Purchaser and (ii) [xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxx] Seller has not received from any governmental authority written notice of any violation of any building, fire, health, use, occupancy or zoning codes or any other statutes, laws or regulations applicable to the Property which have not been cured.

6.1.11 Neither Seller, nor any of its members, officers, directors, managers, partners, affiliates or other owners (including without limitation indirect holders of equity interests in Seller, but expressly excluding any shareholders in AIMCO) (a) appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury, or any other relevant and applicable regulation or executive order administered by the Office of Foreign Assets Control of the United States Department of the Treasury, (b) is not a person with which a transaction is prohibited by Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, (such as the list of boycotting countries published by the U.S. Department of Treasury pursuant to Code §999(a)(3)) or by any other list of restricted parties maintained by the U.S. federal government, in each case as amended from time to time, (c) is not controlled by any person described in the foregoing items (a) or (b), (d) is not a person having its principal place of business, or the majority of its business operations (measured by revenues), located in any country described in the foregoing item (b), (e) is not a person that has been previously indicted for or convicted of any violation of criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or money laundering, including any offense under the criminal laws against terrorism, the criminal laws against money laundering, the Bank Secrecy Act of 1970, as amended, the Money Laundering Control Act of 1986, as amended or the USA PATRIOT Act, and (f) is not a person that could otherwise cause Seller to be in violation of applicable anti-money laundering, economic sanctions, anti-bribery, anti-boycott, anti-terrorism laws, rules, regulations, directives or special measures.

6.1.12 Seller has not received or sent any written notice of a violation of any easement, covenant, condition, restriction or agreement contained in any covenants, conditions or restrictions or similar instruments of record with respect to the Property that remains uncured or unwaived.

6.1.13 The Rent Roll for each Property sets forth a true, correct and complete list of all tenants subject to vouchers issued by the applicable Housing Authority.

6.1.14 With respect to the Assumption Property, the applicable Seller has not received written notice alleging that the Loan is in default which has not been cured, and the applicable Seller has not received any written notice of default (whether monetary or non-monetary) which has not been cured and for which Lender has not waived such default in writing prior to the Effective Date. The applicable Seller has provided to Purchaser prior to the Effective Date true, correct and complete copies of the Assumed Loan Documents provided to Seller’s counsel by the Lender’s counsel immediately following the Loan closing related to the Assumption Property, and there are no other loan documents or amendments, modifications or supplements thereto or assignments thereof entered into or approved by Seller, and to Seller’s knowledge, by Lender. The applicable Seller has made all escrow and/or reserve account payments required by the Assumed Loan Documents. The Loan Balance and amounts held in reserve for the Loan as of the Effective Date is set forth on Schedule 6.1.14 attached hereto.

6.1.15 No Seller has or has ever had any employees and no Seller or, during such Seller’s period of ownership, the Property, is bound by any employment, collective bargaining and/or similar agreement.

6.1.16 The person listed in the defined term “Seller’s Knowledge Party” is the individual in the upper-management of Seller’s organization most knowledgeable about the truth or accuracy of the representations and warranties of Sellers set forth herein.

6.1.17 Other than maintenance and repair work undertaken and/or performed in the ordinary course, in each case, in excess of Twenty Thousand and No/100 Dollars ($20,000.00) in the aggregate per each Property (the “Repair Threshold”), all of which shall be fully complete and paid for prior to Closing, there is no ongoing improvement work, alterations or additions to any Property (or any portion thereof) in excess of the Repair Threshold being performed by or on behalf of any Seller (but expressly excluding any improvement work, alterations, or additions to any Property made by any tenants under the Leases or otherwise permitted pursuant to the terms of this Contract).

6.1.18 To the best of Seller’s knowledge, Seller has provided true and correct copies of all licenses and permits in the possession of Seller with respect to the Properties in the Materials

6.1.19 Seller’s execution, delivery, and performance of this Contract will not result in any violation of: (i) to Seller’s knowledge, the data protection and privacy-related provisions of any contract to which the Seller is a party; (ii) Seller's privacy policies; (iii) to Seller’s knowledge, any laws, regulations, rules, or industry standards related to the use or transfer of personal information; or (iv) to Seller’s knowledge, any consents or authorizations that apply to Seller’s use and collection of personal information.

6.1.20 No Seller has received a written Notice of Probable Violations issued by the Department of Public Utilities’ Pipeline Safety Division or comparable governmental authority having jurisdiction over such Property, nor entered into an administrative consent order with such governmental authority to take on responsibility (and/or liability) for operating the gas system with respect the Property.

6.2 AS-IS. Except as otherwise expressly set forth in Seller's Representations or in any closing documents executed by Seller (and subject to the rights and remedies of Purchaser under this Contract in connection therewith):

6.2.1 Each Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”

6.2.2 The Allocated Purchase Price for each Property and the terms and conditions set forth herein are the result of arm's-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, but is not relying upon, any information provided by Sellers or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Sellers or Broker, including, without limitation, any relating to the value of any Property, the physical or environmental condition of any Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of any Property with any regulation, or any other attribute or matter of or relating to any Property (other than Seller's Representations with respect to such Property).

6.2.3 To the fullest extent permitted by law, Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases each of Seller's Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against any of Seller's Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions in the Materials or other conditions affecting the Properties.

6.2.4 Purchaser represents and warrants that it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Properties), reports, investigations and inspections as it deems appropriate in connection with the Properties. If Sellers provide or have provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Properties, including, without limitation, the offering prepared by Broker, Purchaser and Sellers agree that Sellers have done so or shall do so only for the convenience of the parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller's Indemnified Parties. Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Sellers with respect to current and future applicable zoning or building code requirements or the compliance of the Properties with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Properties, the continuation of contracts, continued occupancy levels of the Properties, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing.

6.2.5 To the fullest extent permitted by law, Purchaser waives its right to recover from, and forever releases and discharges Seller’s Indemnified Parties of each Seller from any and all Losses that may arise on account of or in any way be connected with each Property, the physical condition thereof, or any Environmental Laws. As used herein “Environmental Laws” means all federal, state and local laws, ordinances or regulation applicable thereto relating to or regulating human health or safety or environmental conditions, or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater (including, without limitation, claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 6901, et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901, et seq.), the Clean Water Act (33 U.S.C. Section 1251, et seq.), the Safe Drinking Water Act (49 U.S.C. Section 1801, et seq.), the Hazardous Transportation Act (42 U.S.C. Section 6901, et seq.), and the Toxic Substance Control Act (15 U.S.C. Section 2601, et seq.). Without limiting the foregoing, Purchaser, upon Closing, shall be deemed to have waived, relinquished and released Sellers and all other Seller’s Indemnified Parties from any and all Losses, matters arising out of latent or patent defects or physical conditions, violations of applicable laws (including, without limitation, any Environmental Laws) and any and all other acts, omissions, events, circumstances or matters affecting each Property. As part of the provisions of this Section 6.2.5, but not as a limitation thereon, Purchaser hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed, and Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon it regarding the matters set forth in the foregoing sentences of this paragraph, by virtue of the provisions of Environmental Laws. Purchaser agrees that should any cleanup, remediation or removal of hazardous substances or other environmental conditions on or about the Properties or any portion thereof be required after the date of Closing, such clean-up, removal or remediation shall not be the responsibility of Seller. Nothing in this Section 6.2 shall be intended to prohibit Purchaser from raising a defense to any claims brought by any third-party that it was not the owner of the Properties at the time a violation of applicable law occurred or an environmental condition first came into existence.

6.2.6 The provisions of this Section 6.2 shall survive Closing and delivery of each Deed to Purchaser.

6.3 Survival of Seller's Representations.

6.3.1 Sellers and Purchaser agree that Seller's Representations for each Property shall survive the applicable Closing for a period of nine (9) months thereafter (the “Property Reps Survival Period”, provided that the representations in Sections 6.1.1, 6.1.2, 6.1.3(a), 6.1.6, 6.1.7, and 6.1.11 (collectively, the “Fundamental Representations”) shall survive for the applicable statute of limitations (the “Extended Survival Period”, and, together with the Property Reps Survival Period, collectively, the “Survival Period”). Each Seller and AIMCO OP L.P., a

Delaware limited partnership (“Indemnitor”) shall be jointly and severally liable for all Seller Representations and shall not have any liability after the Survival Period regarding any of its Seller’s Representations, except to the extent that Purchaser (i) has notified Seller in writing of the existence of a claim with respect to the same prior to the expiration of the respective Survival Period, together with a reasonable description of the nature of the claim or the facts, circumstances, conditions or events then known to Purchaser which give rise to the claim in question with respect to such Seller's Representations and (ii) instituted legal proceedings in a court of competent jurisdiction within thirty (30) days after the expiration of the applicable Survival Period. After Closing, other than with respect to a breach of a Fundamental Representation or in the event of any Seller’s fraud, Sellers shall not be liable to Purchaser for a damage claim in excess of an amount equal to two percent (2%) of the Purchase Price in any individual instance or in the aggregate for all breaches by any Seller of Seller Representations (the “Cap”), nor shall Purchaser be entitled to bring any claim against a Seller for a breach by such Seller of its Seller's Representations unless the claim for damages (either in the aggregate or as to any individual claim) against Sellers exceeds $1,000,000.00. Indemnitor agrees to be bound by the terms of this Section 6.3 by its execution of the joinder attached to this Contract.

6.3.2 To the extent any inaccuracy in a Seller's Representation is expressly disclosed in this Contract, in the exhibits or schedules attached hereto, the documents or materials referenced thereon (to the extent germane to the applicable Seller Representation), the Title Commitment and/or the exceptions referenced therein, the Survey or any other Materials posted on the Data Site (in a folder germane to the subject matter of such disclosure) no later than three (3) Business Days prior to the Effective Date or Purchaser otherwise obtains actual knowledge prior to the Effective Date of such inaccuracy, then in each case such Seller's Representation shall be deemed modified to reflect such inaccuracy and Seller shall have no liability whatsoever to Purchaser with respect thereto nor shall Purchaser have any remedies with respect thereto. In addition, to the extent Purchaser obtains actual knowledge prior to the Closing of any inaccuracy in any Seller's Representations and the Closing occurs, such representation and warranty shall be deemed modified to reflect such inaccuracy and Seller shall have no liability whatsoever to Purchaser with respect thereto (subject to Section 6.3.3).

6.3.3 If any Seller obtains actual knowledge of any fact or circumstance which changes, or would change, or would render incorrect, any Seller’s Representations, whether as of the date given or at any time thereafter through the Closing Date, such Seller will give prompt written notice of such change or inaccuracy to Purchaser. Upon receipt by Purchaser of Seller’s notice of such change or inaccuracy, or if Purchaser obtains actual knowledge of any change in, or inaccuracy of, any Seller’s Representations, Purchaser may, as Purchaser’s sole and exclusive remedy, either (a) if such Seller’s Representation was untrue when made, exercise its rights and remedies set forth in Section 10.2 with respect thereto, provided that Purchaser’s Transaction Costs shall not be payable unless Seller had actual knowledge that such Seller’s Representation was untrue when made, (b) if such change or inaccuracy arose from a breach of any Sellers’ obligations hereunder, exercise its rights and remedies set forth in Section 10.2 with respect thereto or (c) if such change or inaccuracy arises from a change in the facts and circumstances underlying any of the Seller’s Representations, which (i) do not arise out of any breach by any Seller of its obligations hereunder, and (ii) are not within the control of such Seller (using commercially reasonable efforts) to prevent (the foregoing items in subclauses (i) and (ii) collectively, the “Changed Facts and Circumstances”), then, if such Changed Facts and Circumstances would reasonably be expected to have a Material Adverse Effect, either (A) terminate this Contract and receive a return of the Deposit or (ii) waive the changed or inaccurate representation or warranty and proceed to Closing, and Seller shall have no further obligation or liability to Purchaser with respect thereto. “Material Adverse Effect” as used herein means (i) a material adverse effect on Purchaser’s ability to operate the applicable Property as a multifamily complex, (ii) a material and adverse effect on the value of any Property or (iii) an event which would, individually or in the aggregate, cause Purchaser to incur liability or expense in excess of $500,000.00 (inclusive of any liability for repair work that remains ongoing at Closing pursuant to Section 6.1.17, provided, however, that any change in the Rent Roll shall not be deemed to have a material adverse effect on the Properties for purposes of this definition). In the event Purchaser notifies Sellers of its election to terminate this Contract pursuant to this paragraph, Sellers shall have the right, within five (5) Business Days after receipt of Purchaser’s election, to remedy the change or inaccuracy, and if Sellers remedy such change or inaccuracy prior to or at the Closing (including by means of an appropriate monetary credit to Purchaser at Closing to the extent approved by Purchaser in its sole discretion), Purchaser’s election to terminate with respect to such change or inaccuracy will be of no force or effect. Sellers’ failure to respond within said five (5) Business Day period shall be conclusively deemed to constitute Sellers’ election not to remedy such change or inaccuracy, in which event Purchaser’s election to terminate this Contract shall stand. If, despite the changes described in any such Seller notice, the Closing occurs, Seller’s Representations shall be deemed to have been modified by all statements made in such notice(s) and Purchaser shall have no further remedies in connection therewith.

6.3.4 This Section 6.3 shall survive the Closing.

6.4 Definition of Seller's Knowledge. Any representations and warranties made “to the knowledge of Seller” shall not be deemed to imply any duty of inquiry. For purposes of this Contract, the term Seller's “knowledge” shall mean and refer only to actual knowledge of Matthew Konrad (the “Seller Knowledge Party”) and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of such Seller, or any affiliate of such Seller, or to impose upon the Seller Knowledge Party any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon the Seller Knowledge Party any individual personal liability; provided that he shall not have any personal liability or liability whatsoever with respect to any matters set forth in this Contract or any of Purchaser’s representations and/or warranties herein being or becoming untrue, inaccurate or incomplete.

6.5 Representations and Warranties of Purchaser. For the purpose of inducing Sellers to enter into this Contract and to consummate the sale and purchase of the Properties in accordance herewith, Purchaser represents and warrants to Sellers the following as of the Effective Date and as of the Closing Date:

6.5.1 Purchaser is an entity duly organized, validly existing and in good standing under the laws of the state of its formation.

6.5.2 Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this

Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser's partners, directors, officers or members are required to so empower or authorize Purchaser that has not been obtained. The compliance with or fulfillment of the terms and conditions of this Contract will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse effect on Purchaser's ability to consummate the transaction contemplated by this Contract. This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3 No pending or, to the knowledge of Purchaser, threatened (in writing) litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser's obligations or covenants to Sellers.

6.5.4 Other than any representations made by Seller pursuant to this Contract (including, without limitation, Seller’s Representations), Purchaser has not relied on any representation or warranty made by Sellers or any representative of Sellers (including, without limitation, Broker) in connection with this Contract and the acquisition of the Properties.

6.5.5 Purchaser (a) does not appear on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury, or any other relevant and applicable regulation or executive order administered by the Office of Foreign Assets Control of the United States Department of the Treasury, (b) is not a person with which a transaction is prohibited by Executive Order 13224, the USA PATRIOT Act, the Trading with the Enemy Act or the foreign asset control regulations of the United States Treasury Department, (such as the list of boycotting countries published by the U.S. Department of Treasury pursuant to Code §999(a)(3)) or by any other list of restricted parties maintained by the U.S. federal government, in each case as amended from time to time, (c) is not controlled by any person described in the foregoing items (a) or (b), (d) is not a person having its principal place of business, or the majority of its business operations (measured by revenues), located in any country described in the foregoing item (b), (e) is not a person that has been previously indicted for or convicted of any violation of criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or money laundering, including any offense under the criminal laws against terrorism, the criminal laws against money laundering, the Bank Secrecy Act of 1970, as amended, the Money Laundering Control Act of 1986, as amended or the USA PATRIOT Act, and (f) is not a person that could otherwise cause Purchaser to be in violation of applicable anti-money laundering, economic sanctions, anti-bribery, anti-boycott, anti-terrorism laws, rules, regulations, directives or special measures.

6.5.6 Purchaser has not (i) made a general assignment for the benefit of creditors, (ii) filed a petition for voluntary bankruptcy or filed a petition or answer seeking reorganization or any arrangement or composition, extension, or readjustment of its indebtedness, (iii) consented, in any creditor’s proceeding, to the appointment of a receiver or trustee of Purchaser or any of its property or any part thereof, or (iv) been named as a debtor in an involuntary bankruptcy proceeding or received a written notice threatening the same. No general assignment of the property of Purchaser has been made for the benefit of creditors, and no receiver, master, liquidator or trustee has been appointed for Purchaser or any of its property.

6.5.7 Purchaser is not and is not acting on behalf of (i) an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a “plan” as defined in Section 4975 of the Code, (iii) an entity deemed to hold “plan assets” of either of the foregoing (within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA), or (iv) a “governmental plan” within the meaning of Section 3(42) of ERISA, and is not subject to state statutes regulating investments of “governmental plans” that would be violated by the transactions contemplated in this Contract.

6.5.8 The person listed in the defined term “Purchaser Knowledge Party” is the individual in Purchaser’s organization most knowledgeable about the truth or accuracy of the representations and warranties of Purchaser set forth herein.

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6.6 Definition of Purchaser’s Knowledge. Any representations and warranties made “to the knowledge of Purchaser” shall not be deemed to imply any duty of inquiry. For purposes of this Contract, the term Purchaser’s “knowledge” shall mean and refer only to actual knowledge of T. Richard Litton, Jr. (the “Purchaser Knowledge Party”) and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of such Purchaser, or any affiliate of such Purchaser, or to impose upon the Purchaser Knowledge Party any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon the Purchaser Knowledge Party any individual personal liability, provided that he shall not have any personal liability or liability whatsoever with respect to any matters set forth in this Contract or any of Purchaser’s representations and/or warranties herein being or becoming untrue, inaccurate or incomplete.

Article VII

Article VII
OPERATION OF THE PROPERTIES

7.1 Leases and Property Contracts.

7.1.1 During the pendency of this Contract, each Seller with respect to its Property shall refrain from entering into new Leases or renewing, amending, modifying or terminating any existing Leases without in each case first obtaining the written consent of Purchaser (unless any such Lease provides for termination, renewal or extension rights which may be unilaterally exercised by the tenant thereunder in which event Purchaser’s consent shall not be required), unless any new residential Leases (or amendments or renewal of an existing residential Lease) are (i) consistent with such Seller’s past practices in the ordinary course of business with bona fide third parties and on market terms, (ii) do not provide for any rent abatement or other concessions, and (iii) for a term of no less than six (6) months and no greater than twenty-four (24) months. Each Seller shall comply in all material respects with the terms and provisions of the Leases applicable to such Seller. If a Seller wishes to enter into any new Lease (or any amendment or renewal of any existing Lease) that is not in accordance with the above, such Seller shall provide prior written notice thereof by email to Purchaser, together with the material terms of the proposed Lease or amendment or renewal. If Purchaser fails to respond to such Seller’s request for written consent pursuant to this Section within three (3) Business Days of receipt of such Seller request, Purchaser shall be deemed to have consented to such request. From time to time upon written request by Purchaser (but in no event more than one (1) time in any fourteen (14) day period), each Seller shall promptly deliver to Purchaser (i) updated monthly operating statements, and (ii) updated leasing reports. Within two (2) Business Days following written request by Purchaser (but in no event more than one (1) time in any seven (7) day period), each Seller shall deliver to Purchaser an updated Rent Roll. In addition, Purchaser shall be permitted to participate in any regularly scheduled leasing calls conducted by Seller and its leasing agent and/or Property Manager for each Property. If there are no regularly scheduled leasing calls conducted by Seller and its leasing agent and/or Property Manager for each Property, Seller will facilitate status calls with Seller’s leasing agent and/or Property Manager and Purchaser at Purchaser’s request, no more than once in any ten (10) day period.

7.1.2 During the pendency of this Contract, each Seller with respect to its Property shall refrain from entering into new Property Contracts and renewing, modifying or terminating existing Property Contracts (other than Property Contracts which Purchaser has elected to terminate pursuant to Section 3.6) without first obtaining the written reasonable consent of Purchaser, other than Property Contracts entered into due to an emergency that would result in imminent harm to persons or damage to property, or otherwise entered in the ordinary course of business and cancelable by Seller without any fee or penalty within thirty (30) days after giving notice thereof. Each Seller shall comply in all material respects with the terms and provisions of the Property Contracts applicable to such Seller. Notwithstanding the foregoing, Seller shall not terminate any Property Contract that Purchaser has elected in writing pursuant to Section 3.6 to assume hereunder.

7.2 General Operation of Property. Except as specifically set forth in this Article VII, each Seller shall continue to manage, operate and maintain its Property in substantially the same manner as existed at the time of the execution of this Contract and in the ordinary course of business consistent with past practices; provided, however, that each Seller shall not be required (or permitted, subject to the following) to perform any capital repair or replacement projects at the Properties or any portion thereof. Each such Seller will not make any alterations to its Property (other than ordinary maintenance and repair) or remove any Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed; provided however, that notwithstanding the foregoing, each Seller may, in its sole discretion, take any actions to address or otherwise prevent any life or safety issue at its Property or any other maintenance and/or repair work reasonably necessary to cause such Seller, as landlord, to comply with the terms of any Lease, excluding capital improvement projects affecting common areas or multiple units (provided that Seller provide Purchaser with notice of such action within one (1) Business Day following same).

7.3 Liens. Each Seller covenants that it will not voluntarily create or cause, consent to or acquiesce to (A) any lien or encumbrance to attach to its Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1 and other than temporary encumbrances that by their terms will terminate as of the Closing) or (B) any variance, change of zoning or other similar matter affecting it Property, in each case without Purchaser approval, which approval may be granted or withheld in Purchaser’s sole discretion; provided, however, that each Seller shall not be required to obtain Purchaser’s prior approval as aforesaid to the extent that such Seller’s failure to consent or acquiesce to any of the foregoing items described in subclauses (A) and (B) would cause the applicable Property to be in violation of applicable law; provided further that Seller shall notify Purchaser of any of the foregoing and consult with Purchaser prior to such consent or acquiescence, and any such change that results in a Material Adverse Effect shall remain a change in circumstances giving rise to Purchaser termination rights pursuant to Section 6.3.3 if Purchaser consent is not sought or granted with respect to the same, whether or not required. If Purchaser approves any such subsequent lien or encumbrance or zoning matter, then the same shall be deemed a Permitted Encumbrance for all purposes hereunder. Each Seller shall use commercially reasonable efforts to comply with the terms and provisions of the Permitted Exceptions applicable to such Seller in all material respects, provided that an unintentional failure to do so shall not be a default of this Contract unless it gives rise to a Material Adverse Effect.

7.4 Tax Appeals. If any tax reduction proceedings, tax protest proceedings or tax assessment appeals for any of the Properties are pending at the time of Closing with respect to a fiscal year ending prior to the Closing Date, Sellers may continue to prosecute and/or settle the same without the consent of Purchaser. Sellers shall have the right to institute a tax reduction proceeding, tax protest proceeding or tax assessment appeal for the Properties for any fiscal years through and including the fiscal year in which the Closing occurs, and Sellers may prosecute and/or settle the same without the consent of Purchaser; provided however that Sellers may not settle any such tax proceeding for the fiscal year in which the Closing occurs without the consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall not independently institute any tax reduction proceedings, tax protest proceedings, or tax assessment appeals for the Properties for any fiscal years through and including the fiscal year in which the Closing occurs. Purchaser shall reasonably cooperate with Sellers in connection with the prosecution and/or settlement of any such tax reduction proceedings, tax protest proceedings or tax assessment appeals, including executing such documents as Sellers may reasonably request in order for Sellers to prosecute and/or settle any such proceedings. Any refunds or savings in the payment of taxes resulting from any tax reduction proceedings, tax protest proceedings or tax assessment appeals applicable to the period prior to the Prorations Time shall belong to Sellers and any refunds or savings in the payment of taxes applicable to the period from and after the Prorations Time shall belong to Purchaser. All reasonable, out-of-pocket attorneys’ fees and other reasonable, out-of-pocket expenses incurred in obtaining such refunds or savings shall be apportioned between Sellers and Purchaser in proportion to the gross amount of such refunds or savings payable to Sellers and Purchaser, respectively.

7.5 Insurance. During the pendency of this Contract, each Seller shall maintain insurance on the Improvements owned by it which is at least equivalent to such Seller’s insurance policies covering the Improvements owned by it as of the Effective Date.

7.6 Notices. During the pendency of this Contract, each Seller shall provide prompt written notice of any written notices (i) delivered by the Lender with respect to the Loan or (ii) any service of process relating to any Property or which affects the Sellers’ ability to perform its obligations under this Contract. Each Seller shall provide prompt written notice of any litigation actions filed hereafter or threatened in writing against the Seller of which such Seller has knowledge and relating to the Property and such Seller shall not initiate a settlement of same (unless personal to Seller with no possibility of judgment against the Property) without Purchaser’s prior written consent, which may be withheld in Purchaser’s sole discretion.

7.7 Violations. If after the Effective Date any Seller receives, or has received, any written notification from any governmental authority of any violation of any codes, laws, rules or regulations at the Property from any governmental authority that is not set forth in the zoning reports delivered to Seller by Purchaser, then at Closing such Seller shall pay all such fines and penalties imposed by the governmental authority with respect thereto, other than any fines and penalties arising out of a violation due solely to an act of a tenant under a Lease, provided the cost of the same does not exceed $5,000,000 in the aggregate; provided that if such amount exceeds $5,000,000 in the aggregate and the applicable Seller does not pay for the same (or if not complete by Closing), Purchaser may terminate this Contract, in which event the Deposit shall be refunded to Purchaser and neither party shall have any remaining rights or obligations hereunder, except such obligations that survive the termination of this Contract, provided, [xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx xxxxxxxxxxxxxxxxxxxxxxxxxxx].

7.8 Rent Ready Condition. Sellers shall cause all residential units located within each Property that are vacant on the fifth (5th) Business Day prior to the Closing Date to be in Rent Ready Condition (defined below) on the Closing Date. In the event any of such units are not placed in Rent Ready Condition as of the Business Day immediately preceding the Closing Date (as reasonably determined by Purchaser) then as Purchaser’s sole and exclusive remedy, Purchaser shall receive a credit against the Purchase Price in the amount of $1,000.00 for each such unit not in Rent Ready Condition as of such date. As used herein, the term “Rent Ready Condition” means the following improvements to a unit: (i) new floor carpet if such carpeting is in such condition as would, in Seller’s ordinary course of business, require replacement, (ii) new paint on the interior walls of the unit if such unit was in such condition as would, in Seller’s ordinary course of business, require painting, (iii) all appliances are in good working order, and (iv) broom-clean condition.

7.9 Development Rights. Sellers shall not sell, lease, transfer or otherwise encumber any development rights appurtenant to any Property.

7.10 Exclusivity. Each Seller and its respective affiliates shall not: (a) take any action, directly or indirectly, to encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, or respond to, any person, or pursue or market any transaction, in each case regarding the purchase and sale or financing of the Property or any portion thereof or direct or indirect interest therein, other than to Purchaser, (b) take any action, directly or indirectly, which would prejudice the ability of Purchaser to complete the purchase of the Property pursuant to the terms and provisions of this Contract, or (c) directly or indirectly, accept any offers for, or enter in any term sheet, letter of intent, purchase and sale agreement or other agreement, regarding the purchase and sale or financing of the Property or any portion thereof or direct or indirect interest therein other than to Purchaser.

Article VIII
CONDITIONS PRECEDENT TO CLOSING

8.1 Purchaser's Conditions to Closing. Purchaser's obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.1.1 All of the documents required to be delivered by Sellers to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2 Title Company has committed to issue to Purchaser each Title Policy in the form described in Article 4, with an insured amount in the amount of the Allocated Purchase Price, subject to receipt of all appliable title premiums and charges;

8.1.3 Each of Seller's Representations shall be true in all material respects as of the Closing Date, subject to Section 6.3.3.

8.1.4 Each Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by such Seller hereunder;

8.1.5 With respect to the Assumption Property only, all assumption conditions described in Section 4.6 have been satisfied; and

8.1.6 No Seller shall be a debtor in any bankruptcy proceeding.

Notwithstanding anything to the contrary set forth in this Contract, there are no conditions to Purchaser's obligation to Close except as expressly set forth in this Section 8.1. If any condition set forth in this Section 8.1 is not met, Purchaser may (a) waive such condition and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, (b) terminate this Contract in its entirety (and not in part) and receive a return of the Deposit from the Escrow

Agent, or (c) if such failure constitutes a default by Sellers pursuant to Section 10.2 hereof, exercise any of Purchaser’s remedies pursuant to Section 10.2.

8.2 Sellers' Conditions to Closing. Each Seller's obligation to close with respect to conveyance of its Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1 All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2 Each of the representations and warranties of Purchaser contained herein shall be true in all material respects as of the Closing Date;

8.2.3 Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

8.2.4 With respect to the Assumption Property only, the terms and conditions of Section 4.6 have been satisfied.

8.2.5 Purchaser shall not be a debtor in any bankruptcy proceeding.

If any condition set forth in this Section 8.2 is not met, then Sellers may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, (b) terminate this Contract in its entirety (and not in part), or (c) if such failure constitutes a default by Purchaser, exercise any of its remedies pursuant to Section 10.1.

8.3 Estoppels. Each Seller shall use commercially reasonable efforts to obtain prior to the Closing Date any estoppel certificates reasonably requested by Purchaser no later than ten (10) Business Days prior to the Closing Date with respect to any owner’s association, easement agreement (and any related maintenance agreement), declaration, or other covenant or restriction encumbering any Property, provided that (i) such estoppel certificates are prepared by Purchaser and delivered to such Seller, and (ii) the failure of such Seller to obtain any such estoppel certificates shall not be a breach or a default hereunder or a failure of a condition precedent in favor of Purchaser.

Article IX
BROKERAGE

9.1 Indemnity. Each Seller and Purchaser represents and warrants to the other that it has dealt only with Morgan Stanley and Walker and Dunlap (collectively, the “Brokers”) in connection with this Contract. Each Seller and Purchaser represents and warrants to the other that, other than the Brokers, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract. Sellers and Purchaser agree to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to any breach by the indemnifying party of the foregoing representation, including any brokerage commissions and finder's fees arising from or attributable to the acts or omissions of the indemnifying party (including as a result of any claims by Brokers).

9.2 Brokers Commission. If Closing occurs, Sellers agrees to pay each of the Brokers a commission according to the terms of a separate contract with each of the Brokers. The Brokers shall not be deemed a party or third-party beneficiary of this Contract.

Article X
DEFAULTS AND REMEDIES

10.1 Purchaser Default. If Purchaser defaults on its obligations hereunder to (a) deliver the Deposit or (b) deliver the Purchase Price for each Property in accordance with Article II and close on the purchase of the applicable Properties on the applicable Closing Date pursuant to the terms of this Contract (except if such failure is the direct result of a failure by Sellers to perform their obligations hereunder) and Sellers are otherwise ready, willing, and able to proceed with Closing in accordance with the terms hereof, then, immediately and without the right to receive notice or the right to cure, Seller may terminate this Contract and Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Applicable Share of the Deposit to each Seller, and none of the parties shall be obligated to proceed with the purchase and sale of the Properties. For purposes of this Section 10.1, from and after the Closing of the Cash Properties, the Applicable Share of the Seller of the Assumption Property shall be 100%. If Purchaser defaults on any of its other representations, covenants or obligations under this Contract in any material respect, and such default continues for more than five (5) Business Days after written notice from any of the Sellers, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Applicable Share of the Deposit to each Seller, and none of the parties shall be obligated to proceed with the purchase and sale of the Properties. The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser's indemnity and confidentiality obligations hereunder and Sellers’ right to recover attorneys’ fees pursuant to Section 13.16 hereof, Sellers' sole and exclusive remedy for Purchaser's failure to perform its obligation to purchase the Properties or breach of a representation or warranty. Sellers expressly waive the remedies of specific performance and additional damages for such default by Purchaser. SELLERS AND PURCHASER ACKNOWLEDGE THAT SELLERS' DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLERS' DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTIES. SELLERS AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLERS, AND SHALL BE SELLERS' EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER'S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER AND SELLERS’ RIGHT TO RECOVER ATTORNEYS’ FEES PURSUANT TO SECTION 13.16 HEREOF.

10.2 Seller Default. If a Seller (i) defaults on its obligations hereunder to deliver to Escrow Agent the deliveries specified under Section 5.2 on the date required thereunder, or to close on the sale of any of the Properties on the applicable Closing Date (except if such failure is the direct result of a failure by Purchaser to perform its obligations hereunder and Purchaser is otherwise ready, willing, and able to proceed with Closing in accordance with the terms hereof), or (ii) prior to the Closing defaults on any of its representations, covenants or obligations under this Contract, and such default continues for more than five (5) Business Days after written notice from Purchaser, then, at Purchaser's election and as Purchaser's exclusive remedy, Purchaser may either (a) terminate this Contract in its entirety (and not in part), and the Deposit shall be returned to Purchaser, or (b) subject to the conditions below, seek specific performance of Sellers’ obligation to close on the sale of the Properties pursuant to this Contract. If Purchaser elects to terminate this Contract, then Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit and subject to the remaining terms of this Section 10.2) its direct and actual out of pocket expenses and costs (documented by invoices by third parties and expressly including actual rate lock losses) in connection with this transaction (collectively, the “Transaction Costs”), which Transaction Costs shall not exceed $750,000 in the aggregate (the “Transaction Costs Cap”). Upon such termination, if requested by Sellers, Purchaser shall promptly deliver to Sellers an assignment of, and possession of, all of Purchaser’s right, title and interest in and to all plans, studies, surveys, and other reports prepared by third parties and paid for by Sellers pursuant to the foregoing sentence, without any obligation to obtain reliance for the benefit of Seller with respect to any such materials, and excluding all attorney work product, internal analysis, or other confidential information. Purchaser may seek specific performance of Sellers’ obligation to close on the sale of the Properties pursuant to this Contract only if, as a condition precedent to initiating such litigation for specific performance, Purchaser shall (x) not otherwise be in default under this Contract; and (y) file suit therefor with the court on or before the 60th day after the scheduled Closing Date. If Purchaser fails to file an action for specific performance within 60 days after the scheduled Closing Date, then Purchaser shall be deemed to have elected to terminate the Contract in accordance with subsection (a) above. SELLERS AND PURCHASER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER'S EXCLUSIVE REMEDY AGAINST SELLERS, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY ANY SELLER OF ITS COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT. UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLERS FOR ANY BREACH BY SELLERS, OF THEIR COVENANTS OR OBLIGATIONS UNDER THIS CONTRACT. PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTIES UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY; PROVIDED, HOWEVER, THAT IN THE EVENT THE REMEDY OF SPECIFIC PERFORMANCE IS NOT AVAILABLE TO PURCHASER SOLELY AS A RESULT OF ANY SELLER HAVING SOLD OR TRANSFERRED ANY PROPERTY IN BREACH OF THE TERMS OF THIS CONTRACT, THEN PURCHASER SHALL BE ENTITLED TO RECOVER FROM SELLER AND INDEMNITOR, JOINTLY AND SEVERALLY, ALL TRANSACTION COSTS, WITHOUT REGARD TO THE TRANSACTION COSTS CAP, AND SHALL BE FURTHER ENTITLED TO ALL CONSIDERATION RECEIVED, DIRECTLY OR INDIRECTLY, BY SELLER, INDEMNITOR, AND/OR THEIR RESPECTIVE AFFILIATES IN CONNECTION WITH ANY

SUCH TRANSFER THAT EXCEEDS THE PURCHASE PRICE.

Article XI
CASUALTY

11.1 Major Damage. If any damage or casualty to any Property occurs then Sellers shall provide Purchaser with written notice thereof within three (3) days after Sellers obtain knowledge of the damage or casualty event. If one (1) Property or any portion thereof is damaged or destroyed by fire or other cause prior to the Closing Date for such Property, and the cost to repair such damage or destruction (as reasonably estimated by Seller) is equal to or greater than seven and one-half percent (7.5%) of the Allocated Purchase Price for such Property as set forth on the Seller Information Schedule (a “Material Casualty”), then Purchaser may elect, by written notice to Sellers given within ten (10) days after the date that Purchaser receives notice of such damage or destruction, to:

(a) (i) terminate this Contract as it pertains to that damaged Property only (in which event the Applicable Share of the Deposit shall be released to Purchaser), and thereafter neither party shall have any further obligations or liability hereunder with respect to such Property (except for any obligations that expressly survive a termination of this Contract) and (ii) complete the purchase of the remaining Properties without any reduction to the Allocated Purchase Price for each of such remaining Properties (as set forth on the Seller Information Schedule), or

(b) complete the purchase of all Properties without any reduction in Purchase Price and, receive (x) any proceeds from any insurance carried by Seller covering such destruction (or if not assignable a credit for the same), up to the amount of the Allocated Purchase Price for the damaged Property, with a credit to Purchaser for any deductible under such insurance (or damage from an uninsured risk due to a breach of the covenants in Section 7.5) unless already paid by Seller directly to its insurer (other than for reasonable costs of collection of such proceeds and reasonable amounts expended by Seller to secure the damaged Property safely and repair the damaged Property, subject to Section 11.2) and (y) the extent the casualty or damages resulted in more than ten percent (10%) of the residential apartments in such Property being offline for more than sixty (60) days (the “Down Unit Trigger”), (a) any proceeds from business interruption insurance carried by Seller that covers the loss of income from such units for the period of time reasonably determined by Seller, in consultation with professional contractors and with quotes reasonably substantiated to Purchaser, needed to bring such units back in operation (the “Restoration Period”) or (b) to the extent the insurance in (a) is not available, a credit to the Allocated Purchase Price for the applicable Property equal to the lost rent attributable to such units during the Restoration Period (such amounts under this clause (b), as applicable, the “Down Unit Proceeds”).

The failure of Purchaser to notify Sellers of its election in the manner provided in this Section 11.1 shall be deemed an election by Purchaser of Section 11.1(b) to complete the purchase of all the Properties. If one (1) Property or any portion thereof is damaged or destroyed by fire or other cause prior to the Closing Date that does not constitute a Material Casualty, then this Contract shall not terminate in whole or in part and Purchaser shall complete the purchase of all Properties without a reduction in the Purchase Price in accordance with this Contract. In such event, Purchaser shall be entitled to receive (x) any proceeds from any insurance carried by Seller covering any improvements on the Property that may be damaged or destroyed, up to the amount of the Allocated Purchase Price for the damaged Property, with a credit to the Purchaser for any deductible under such insurance (other than reasonable costs of collection of such proceeds and amounts reasonably expended by Seller to secure the damaged Property safely and repair the damaged Property) and (y) to the extent the Down Unit Trigger has occurred, the Down Unit Proceeds. For purposes of this Section 11.1, all references to “Allocated Purchase Price” shall be deemed to mean the Allocated Purchase Price set forth on the Seller Information Schedule without giving effect to any Allocation Adjustment.

11.2 Repairs. If a Seller elects to commence any repairs to a damaged Property prior to Closing, then such Seller shall be entitled to receive and apply available insurance proceeds to any portion of such repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such repairs after Closing. If any Repairs have been commenced prior to Closing, then the Assumed Contracts shall include, all construction and other contracts entered into by applicable Seller in connection with such repairs; provided however, that (except in the event of emergency reasonably likely to result in imminent harm to life or damage to property) Purchaser’s reasonable consent shall be required prior to entering into any such contract if it is reasonably likely Purchaser will have to assume such contract.

Article XII
EMINENT DOMAIN

12.1 Eminent Domain. If any condemnation or eminent domain proceedings of any kind are commenced against any Property, then Sellers shall give notice to Purchaser of any such proceedings within five (5) Business Days after Sellers receive written notice thereof. If prior to Closing: (a) a material portion of any Property is taken by condemnation or eminent domain proceedings of any kind, (b) condemnation or eminent domain proceedings of any kind are instituted against a material portion of a Property, then Purchaser may elect, by written notice to Sellers given within ten (10) days after receipt of notice thereof from any Seller, to: (x) (i) terminate this Contract as it pertains to that Property only (in which event the Applicable Share of the Deposit shall be released to Purchaser) and thereafter neither party shall have any further obligations or liability hereunder with respect to such Property, except for any except for any provisions of this Contract that expressly survive a termination of this Contract and (ii) complete the purchase of the remaining Properties without any reduction to the Allocated Purchase Price for each of such remaining Properties (as set forth on the Seller Information Schedule), or (y) complete the purchase of all of the Properties, less the portion of the Property taken by eminent domain or condemnation or voluntarily conveyed in connection therewith without any reduction in Allocated Purchase Price, and all awards or payments paid to Seller under such proceedings or in connection therewith (up to the amount of the Allocated Purchase Price for the condemned Property), together with and Down Units Proceeds if the Down Unit Trigger occurs, shall be credited against the Purchase Price or, if subsequent to Closing, assigned to Purchaser. If Purchaser fails to notify Seller in writing of its election pursuant to the previous sentence, then Purchaser shall be deemed to have elected the option set forth in clause (y) of this Section 12.1. For purposes of this Section

12.1, a “material portion” of the Property taken or subject to a condemnation or eminent domain proceeding shall be deemed to include circumstances where (i) the access to the Property from a public right-of-way is materially and adversely impacted by such proceeding or taking, (ii) the Property can no longer be used for the same use of such Property existing as of the Effective Date directly as a result of such proceeding or taking or (iii) such proceeding or such taking is reasonably expected by Seller to cause a diminution in the value of the Property equal to or greater than seven and one-half percent (7.5%) of the Allocated Purchase Price for such Property as set forth on the Seller Information Schedule. This Section will govern to the extent inconsistent with any applicable law. For purposes of this Section 12.1, all references to “Allocated Purchase Price” shall be deemed to mean the Allocated Purchase Price set forth on the Seller Information Schedule without giving effect to any Allocation Adjustment.

Article XIII
MISCELLANEOUS

13.1 Binding Effect of Contract. This Contract shall not be binding on any party until executed by both Purchaser and all Sellers. The Escrow Agent's execution of this Contract shall not be a prerequisite to its effectiveness. Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Sellers and Purchaser, and their respective successors, and permitted assigns.

13.2 Exhibits and Schedules. All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3 Assignability. Except to the extent required to comply with the provisions of Section 13.18 related to a 1031 Exchange, this Contract is not assignable by Purchaser without first obtaining the prior written approval of Sellers. Notwithstanding the foregoing, Purchaser may assign this Contract, without first obtaining the prior written approval of Sellers, to one or more entities so long as (a) such assignee(s) is or are an affiliate(s) of the purchasing entity(ies), (b) Purchaser is not released from its liability hereunder until the consummation of the Closing, and (c) Purchaser provides written notice to Sellers of any proposed assignment no later than 10 days prior to the Closing Date. As used in this Section 13.3, (i) an affiliate is a person or entity controlled by, under common control with, or controlling Purchaser or [xxxxxxxxxxxxxx] and/or their respective affiliates and (ii) the term “control” shall mean, with respect to any entity, both (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, through the ownership of voting securities, by contract or otherwise and (ii) ownership, directly or indirectly, of at least fifty one (51%) of the ownership interest in such entity. The terms controlled, controlling and common control shall have correlative meanings. Except to the extent required to comply with the provisions of Section 13.18 related to a 1031 Exchange, Seller may not transfer or assign this Contract or its rights or obligations hereunder.

13.4 Captions. The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6 Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 1 Business Day thereafter. All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery. Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices. All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser: [xxxxxxxxxxxxxxxxxxxxxxx]

with a copy to: [xxxxxxxxxxxxxxxxxxxxxxx]

with a copy to: [xxxxxxxxxxxxxxxxxxxxxxx]

To Sellers: [xxxxxxxxxxxxxxxxxxxxxxx]

With a copy concurrently sent to each of:

[xxxxxxxxxxxxxxxxxxxxxxx]

and

[xxxxxxxxxxxxxxxxxxxxxxx]

Any notice required hereunder to be delivered to the Escrow Agent or Title Insurer shall be delivered in accordance with above provisions as follows:

Escrow Agent:

[xxxxxxxxxxxxxxxxxxxxxxx]

Title Insurer:

[xxxxxxxxxxxxxxxxxxxxxxx]

Unless a notice is specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice must be delivered to the Escrow Agent in order to be effective,

provided that the notice is delivered to the other party in accordance with the above provisions. Notice may be given by the attorneys for the respective parties. Any notice received after 5:00 P.M. Eastern Day-Light Time or on a day other than a Business Day shall be deemed received on the first Business Day thereafter. Notices given by counsel to Purchaser shall be deemed given by Purchaser and notices given by counsel to the Seller shall be deemed given by Seller. Notice given to Seller in accordance with the provisions of this Section shall be deemed to be notice to all of the Sellers.

13.7 Governing Law and Venue. This Contract, and all closing documents, and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to the conflicts of laws principles thereof; provided, however, that all matters under this Contract and the closing documents with respect to the transfer of title to any Property shall be governed by the laws of the State in which such Property is located, without regard to the conflicts of laws principles thereof, and to the extent that any such matter is governed by Massachusetts law this Contract and any instrument required by this contract shall be treated as if executed under seal. Any action brought to interpret or enforce this Contract shall be brought in a court of competent jurisdiction in New York County, New York and each party hereto hereby consents to jurisdiction and venue in such court.

13.8 Entire Agreement. This Contract embodies the entire agreement among the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.9 Amendments. This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Contract.

13.10 Severability. If any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law. If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11 Multiple Counterparts. This Contract may be executed in a number of identical counterparts. This Contract may be executed by facsimile signatures or electronic delivery of signatures, including execution by “docusign”, which shall be binding on the parties hereto.

13.12 Construction. No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13 Confidentiality. Except as permitted pursuant to the terms of this Section 13.13, Seller and Purchaser agree to (and Purchaser shall cause its Consultants to) maintain in confidence (i) all of the terms and conditions of this Contract (including the Allocated Purchase Price for each Property), (ii) all non-public information concerning the Properties (or any portion thereof) which

Sellers or its representatives have disclosed or delivered, or shall hereafter disclose or deliver to Purchaser and/or its Consultants, and (iii) all information, analyses and/or reports obtained from the other, or related to or connected with the Property, the other party, or this transaction (collectively, the “Confidential Information”). Neither party shall, without the other party’s prior written consent (which may be withheld in its sole and absolute discretion) deliver or disclose any Confidential Information to any other person except as may be required or requested by applicable law, rule, regulation, subpoena, judicial or administrative proceeding or other legal process or governmental or regulatory authority having jurisdiction over Seller, Purchaser and/or its Consultants. Notwithstanding the foregoing, either party may issue a press release or other public statement regarding the sale of the Properties by Seller to Purchaser, provided that the information disclosed in any such press release shall be not contain any terms of sale that would not customarily be disclosed in connection with any filings under federal or state securities laws or regulations (including without limitation any Form 8-K filing and disclosures with the U.S. Securities Exchange Commission). “Confidential Information” shall not include: (i) information already in a disclosing party’s possession prior to its receipt thereof from the other party or its representative which it can demonstrate was in the lawful and unrestricted possession prior to its disclosure; (ii) information which is obtained by a disclosing party from a third person who is not known by such disclosing party to be prohibited from disclosing such information to it by any contractual, legal or fiduciary obligation to the other party; (iii) information which is or becomes publicly disclosed other than as a result of a disclosure by the disclosing party in violation of this Section 13.13; (iv) information which is required to be disclosed by a court of competent jurisdiction in connection with any litigation between the parties hereto; or (v) information that was independently developed by Purchaser and/or its Consultants without use of or reference to any of the Confidential Information. Notwithstanding the foregoing, Purchaser may disclose and deliver Confidential Information to its Consultants, provided, however, that Purchaser agrees that it shall notify its Consultants of the confidentiality requirements of this Section 13.13 with respect to the Confidential Information promptly after receipt thereof and shall direct its Consultants to keep the Confidential Information in confidence in accordance with this Section 13.13. Purchaser shall be responsible for any breach of this Section 13.13 by any of its Consultants. Seller shall be responsible for any breach of this Section 13.13 by any of its affiliates, members, partners, investors, and lenders and its and their respective representatives, agents, contractors, engineers, analysts, accountants, brokers, financial advisors, surveyors, attorneys, and employees (“Seller’s Consultants”). Purchaser and Seller shall not use, or permit Purchaser’s Consultants and Seller’s Consultants to use, any of the Confidential Information for any purpose other than to evaluate, negotiate and/or consummate, as the case may be, the Properties and the transactions contemplated hereunder. Sellers may disclose the terms and conditions of this Contract as is necessary, in Sellers' reasonable discretion, in order for Sellers to make any public disclosures they are required, or otherwise elect, to make under federal or state securities laws or regulations (including, without limitation, any Form 8-K filing and disclosure with the U.S. Securities Exchange Commission) or in order for AIMCO to provide information to its shareholders, investors and prospective investors. Notwithstanding the foregoing restriction, in order to comply with customary and reasonable corporate practice, each of Purchaser and Seller shall be permitted, after the Closing, without consent of the other party, to disclose a general description of the transaction for advertising, marketing or other similar purposes, provided that any such release prepared by either party shall not use the other party’s name, logos or other indicia germane to the other party in connection with such advertising, marketing or other similar purposes unless consented to by such party in its sole discretion. Any public disclosures by Sellers or Purchaser regarding the transactions contemplated by this Contract (whether made before or after Closing) shall not (i) provide any commentary on the other party (or any of its respective affiliates), (ii) disparage, diminish or otherwise provide negative commentary on the status of the real estate market in and around the general geographic areas where the respective Properties are located, or (iii) provide subjective commentary on or related to the Purchase Price. Unless and until the Closing occurs, Purchaser shall not market any of the Properties (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Sellers, which consent may be withheld in Sellers' sole discretion. If this Contract is terminated pursuant to the terms hereof, then, upon written request by Sellers, Purchaser shall, at Purchaser’s election, either destroy or return, and cause its Consultants to destroy or return, all copies of the Confidential Information to Sellers within ten (10) Business Days after such written request; provided, however, that Purchaser and its Consultants shall only be required to return or destroy such Confidential Information to the extent such return or destruction (A) is not prohibited by law, rule, regulation, by court of competent jurisdiction or by a governmental, supervisory or regulatory body, (B) is not prohibited by Purchaser’s or Purchaser’s Consultants’ internal policies, and (C) is reasonably practicable, with respect solely to electronic data, given the limitations on the permanent destruction of electronic data located on information technology systems. The provisions of this Section 13.13 shall amend and replace in their entirety the provisions set forth in that certain Confidentiality Agreement entered into by and between Purchaser and Seller and dated as of January 23, 2025.

13.14 Time of the Essence. Time is of the essence with respect to this Contract and any aspect thereof.

13.15 Waiver. No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16 Attorneys' Fees. In the event either party hereto commences litigation against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys' fees and expenses incidental to such litigation, including the cost of any appeals.

13.17 Time Zone/Time Periods. Any reference in this Contract to a specific time shall refer to Eastern Day-Light time. If the last day of a time period falls on a non-Business Day, , then the next Business Day thereafter shall be considered the end of the time period.

13.18 1031 Exchange. Sellers and Purchaser agree that the purchase and sale of each Property may be part of a tax-free exchange for either Purchaser or a Seller pursuant to Section 1031 of the Code, the regulations promulgated thereunder, revenue procedures, pronouncements and other guidance issued by the Internal Revenue Service. Each party hereby agrees to reasonably cooperate with each other and take all reasonable steps on or before the applicable Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than de minimis expenses of reviewing and executing documents required in connection with such exchange), (d) no dates in this Contract will be extended as a result thereof, and (e) such assignment is through an assignment of all or a portion of this Contract, or such party’s rights hereunder, to a qualified intermediary. If either party uses a qualified intermediary to effectuate a 1031 Exchange, any assignment of the rights or obligations of such party hereunder shall not relieve, release or absolve such party of its obligations to the other party. The exchanging party shall indemnify, defend and hold harmless the other party from all liability in connection with the indemnifying party’s exchange, and the indemnified party shall not be required to take title to or contract for the purchase of any other property.

13.19 No Personal Liability of Officers, Trustees or Directors. None of Sellers' Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract. None of Purchaser, or Purchaser’s affiliates, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, or agents shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20 ADA Disclosure. Purchaser acknowledges that the Properties may be subject to the federal Americans With Disabilities Act (the “ADA”) and the federal Fair Housing Act (the “FHA”). The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make a property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons. Sellers make no warranty, representation or guarantee of any type or kind with respect to any Property's compliance with the ADA or the FHA (or any similar state or local law), and Sellers expressly disclaim any such representations.

13.21 No Recording. Purchaser and Seller shall not cause or allow this Contract, or any memorandum or other evidence hereof, to be recorded or become a public record without the prior written consent of the other party, which consent may be withheld at either party’s sole discretion, other than in connection with any lis pendens filed in connection with an action for specific performance in accordance with Section 10.2. If either party records this Contract or any memorandum or evidence thereof without the other party’s prior written consent (to the extent required pursuant to the foregoing sentence), then the recording party shall be in default under this Contract.

13.22 Relationship of Parties. Purchaser and Sellers acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property. Neither Purchaser nor Sellers is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.23 Intentionally Omitted.

13.24 Intentionally Omitted.

13.25 Survival. Except for (a) all of the provisions of this Article XIII (other than Section 13.18); (b) Sections 2.3, 3.3, 3.4, 3.5, 5.5, 6.3, 6.5, 7.4, and 9.1; (c) any other provisions in this Contract, that by their express terms survive the termination of this Contract or the Closing; and (d) any payment or indemnity obligation of Seller or Purchaser under this Contract (the foregoing (a), (b), (c) and (d) referred to herein as the “Survival Provisions”), none of the terms and provisions of this Contract shall survive the termination of this Contract, and if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.

13.26 Multiple Purchasers. As used in this Contract, the term “Purchaser” includes all entities acquiring any interest in any Properties at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract. If “Purchaser” has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

13.27 Sellers' Joint and Several Obligations. Seller agrees that, notwithstanding any other provision of this Contract to the contrary, the representations, warranties, obligations, and covenants of each Seller are joint and several, and not individual and several, and that each Seller is responsible and liable for each of the representations, warranties, obligations, and covenants of any Seller arising under or in connection with this Contract. Each Seller agrees that Purchaser may look to the Sellers for any amount due hereunder or, obligation owed hereunder, regardless of the fact that a Property may not be owned by a Seller. If any Seller is in default or breach of this Contract, then all Sellers shall be deemed to be in default or breach of this Contract.

13.28 Obligation to Close on all Properties. Except as expressly set forth in this Contract, Purchaser's obligation to purchase the Properties is not severable and Purchaser must purchase all of the Properties. Similarly, except as expressly set forth in this Contract, Sellers' obligations to sell the Properties are not severable and Sellers must sell all of the Properties to Purchaser.

13.29 WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS CONTRACT.

13.30 Lead-Based Paint Disclosure. Sellers and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit G hereto.

13.31 Statutory Disclosures for the Assumption Property (New Hampshire):

13.31.1 Notification Regarding Radon Gas and Lead Paint. In compliance with the requirements of RSA 477:4-a, the following information is provided by Seller to Purchaser:

13.31.1.1 Radon Gas. Radon gas, the product of decay of radioactive materials in rock, may be found in some areas of New Hampshire. This gas may pass into a structure through the ground or through water from a deep well. Testing can establish its presence, and equipment is available to remove it from the air or water.

13.31.1.2 Lead Paint. Before 1977, paint containing lead may have been used in structures. The presence of flaking lead paint can present a serious health hazard, especially to young children and pregnant women. Tests are available to determine whether lead is present.

13.31.1.3 PFAS: Poly-and perfluoroalkyl substances (PFAS) are found in products that are used in domestic, commercial, institutional and industrial settings. These chemical compounds have been detected at levels that exceed federal and/or state advisories or standards in wells throughout New Hampshire, but are more frequently detected at elevated levels in southern New Hampshire. Testing of the water by an accredited laboratory can measure PFAS levels and inform a buyer's decision regarding the need to install water treatment systems.

13.31.1.4 Flood: Properties in coastal areas and along waterways may be subject to increased risk of flooding over time. A standard homeowners insurance policy typically does not cover flood damage. Purchaser is encouraged to determine whether separate flood insurance is required and consult the Federal Emergency Management Agency's flood maps (FEMA.GOV) in order to determine if the property is in a designated flood zone.

13.31.2 Notification Regarding Private Water Supply and Sewage Disposal Systems. In compliance with RSA 477:4-c, the following information is provided by Seller to Purchaser:

13.31.2.1 The Assumption Property is not served by a private water supply (“PWS”).

13.31.2.2 The Assumption Property is not served by a private septic disposal system (“PSDS”).

If applicable, Seller has made available information in its possession regarding the PWS and PSDS for inspection prior to the Effective Date.

13.31.3 Methamphetamine. New Hampshire RSA Chapter 477:4-g requires the seller to disclose in writing whether to seller’s knowledge methamphetamine production has occurred on the property. Pursuant to NH RSA 477:4-g, to Seller’s knowledge, methamphetamine production has not occurred on the Assumption Property.

13.31.4 Public Utility Tariff. New Hampshire RSA Chapter 477:4-h requires Seller to disclose in writing whether to Seller’s knowledge any metered public utility services at the premises that the buyer, transferee, lessee, or occupant may be responsible for paying as a condition of such utility service is provided under a tariff with unamortized or ongoing charges for energy efficiency or renewable energy improvements pursuant to New Hampshire RSA Chapter 374:61. Such disclosure should include, if known, the remaining term and amount of such charges and any estimates or documentation of gross or net energy or fuel savings resulting from such financed or amortized improvements and investments. Pursuant to NH RSA 477:4-h, to Seller’s knowledge, no metered public utility services at the Assumption Property that Purchaser may be responsible for paying as a condition of such utility service is provided under a tariff with unamortized or ongoing charges for energy efficiency or renewable energy improvements pursuant to RSA 374:61.

13.31.5 Underground Storage Tanks. New Hampshire law requires the seller of real property, or his or her agent, to provide the buyer with information on the compliance with Underground Storage Tank (“UST”) requirements pursuant to New Hampshire RSA Chapter 146-C:6. Seller hereby discloses the following: to Seller’s knowledge, there are no USTs on the Property. New Hampshire RSA Chapter 146-C:6 Transfer of Ownership. Prior to the transfer of ownership of an underground storage facility, the transferor shall notify the transferee of the transferor's compliance with the rules of the NH Department of Environmental Services (“NH DES”). When a transfer of ownership takes place, the new owner shall notify NH DES of the transfer and shall assume the permit issued to the previous owner.

13.31.6 For purposes of Section 6.1 above, these disclosures shall be treated as Seller Representations subject to the limitations and conditions set forth therein, including, without limitation, the limitations established by the Survival Period and the cap on Seller’s liability.

13.32. Title Standards. With respect to any title matter or standard not expressly addressed in this Contract, the title standards of the Real Estate Bar Association of Massachusetts shall control with respect to the Massachusetts properties, title standards of the Real Estate Bar Association of Rhode Island shall control with respect to the Rhode Island property and the New Hampshire Bar Association Title Examination Standards shall apply to the Assumption Property.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

SELLERS:

AIMCO WEXFORD VILLAGE, L.L.C.,

a Delaware limited liability company

By:

Name:

Title:

AIMCO WEXFORD VILLAGE II, L.L.C.,

a Delaware limited liability company

By:

Name:

Title:

AIMCO WARWICK, L.L.C.,

a Delaware limited liability company

By:

Name:

Title:

AIMCO ROYAL CREST ESTATES (MARLBORO), L.L.C.,

a Delaware limited liability company

By:

Name:

Title:

AIMCO ROYAL CREST - NASHUA, L.L.C.,

a Delaware limited liability company

By:

Name:

Title:

[Signature Page to Purchase and Sale Contract]

WATERFORD VILLAGE, L.L.C.,

a Delaware limited liability company

By:

Name:

Title:

[Signature Page to Purchase and Sale Contract]

Purchaser:

HGI ACQUSITIONS, LLC,

a Virginia limited liability company

By:

Name:

Title:

[Signature Page to Purchase and Sale Contract]

ESCROW AGENT SIGNATURE PAGE

The undersigned executes the Contract to which this signature page is attached for the purpose of agreeing to the provisions of Section 2.3 of the Contract.

ESCROW AGENT:

Stewart Title Guaranty Company

By:

Name:

Title:

Escrow Agent Signature Page

INDEMNITOR JOINDER

By its signature below, AIMCO OP L.P., a Delaware limited partnership, hereby agrees to be bound by the obligations set forth in Section 6.3 and 10.2.

INDEMNITOR:

AIMCO OP L.P.,

a Delaware limited partnership

By:

Name:

Title: